Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

HORIZON HEALTH CORPORATION

as Seller,

and

CAREERSTAFF UNLIMITED, INC.

as Buyer

Dated as of August 22, 2005

Membership Interest Purchase Agreement	i

Membership Interest Purchase Agreement	ii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 2.2	Assumption Agreement
Exhibit 3.2	Note A
Exhibit 3.3	Note B
Exhibit 3.4	Sun Guaranty
Exhibit 4.2(b)	Assignment of Membership Interest
Exhibit 4.2(g)	Non-Competition and Non-Solicitation Agreement
Exhibit 4.2(j)	Transition Services Agreement
Exhibit 4.2(k)	Assignment of Lock Box
Exhibit 4.3(a)	Seller’s Closing Certificate
Exhibit 4.3(b)	Buyer’s Closing Certificate
Exhibit 6.2	Certificate of Formation and Operating Agreement
Exhibit 6.21	Accounts Receivable

SCHEDULES

Schedule 2.2	August Bonuses
Schedule 4.2(l)	Third Party Consents Delivered At Closing
Schedule 6.2	Formation, Qualification and Officers
Schedule 6.6	Pending Litigation
Schedule 6.7	Contracts Requiring Consents
Schedule 6.8	Title Encumbrance
Schedule 6.9	Employees and Independent Contractors
Schedule 6.12	Contracts with Vendors and Landlords and Material Contracts with Customers
Schedule 6.16	Financial Statements
Schedule 6.17	Insurance
Schedule 6.18	Licenses
Schedule 6.19	Operational Assets not Owned or Leased
Schedule 6.20	List of Corporate Employees and Employment Contracts
Schedule 6.22	Trademarks, Domain Name Registration and Material Software
Schedule 6.28	List of Employee Benefit Plans

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TABLE OF DEFINED TERMS

Accounting Firm	7
Accounts Receivable	15
Affiliate	2
Agreement	1
August Bonuses	3
Base Amount	7
Benefit Plans	16
Business	1
Buyer	1
Buyer Indemnified Parties	19
Claim Notice	21
Closing	4
Closing Date	4
Company	1
Company Liabilities	7
Contracts	12
Control	2
Corporate Employees	14
Damages	19
Disclosure Schedules	2
Effective Time	4
Employee Contracts	11
Environmental, Health, or Safety Law	12
ERISA	16
ERISA Affiliate	16
Escrow Agent	4
Escrow Date	4
Escrowed Documents	4
Execution Date	1
Financial Statements	13
GAAP	6
Indemnified Party	21
Indemnifying Party	21
Indemnity Notice	23
Intercompany Receivable	3
Interests	2
JPMorgan	5
Knowledge of Buyer	2
Knowledge of Seller	2
Liabilities – Accrued Expenses - Other	6
Licenses	14
Material Adverse Change	2
Material Adverse Effect	2
Maximum Rate	4
Net, Accounts Receivable	6

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Note A	4
Note B	4
Notice Period	21
Other Receivables - Other	6
Parties	1
Party	1
Person	2
Prepaids – Rent-Leased Space	6
Proprietary Rights	15
Relevant Claim	20
Seller	1
Seller Assumed Liabilities	3
Seller Indemnified Parties	20
Seller Tax Claims	19
Software	15
Sun	4
Sun Guaranty	4
Superseded Agreements	25
Third Party Claim	21
Third Party Consents	5
Trade Secrets	15
Working Capital	6

Membership Interest Purchase Agreement	v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

In exchange for the promises set forth below, Horizon Health Corporation, a Delaware corporation (“Seller”), and CareerStaff Unlimited, Inc., a Delaware corporation (“Buyer”), enter into this Membership Interest Purchase Agreement (“Agreement”), dated as of August 22, 2005 (the “Execution Date”), and agree as follows (Buyer and Seller may be referred to individually as a “Party” and collectively as the “Parties”):

WHEREAS, ProCare One Nurses, LLC, a Delaware limited liability company (the “Company”), is engaged in the business of providing specialized temporary nurse staffing services to acute care hospitals and specialty clinics (the “Business”); and

WHEREAS, Seller is the Manager and the sole member of the Company and, subject to the terms of this Agreement, desires to sell its membership interest in the Company to Buyer and Buyer desires to purchase Seller’s membership interest in the Company; and

WHEREAS, the Parties desire to document the terms and conditions under which such purchase and sale shall occur.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby contract and agree as follows:

Section 1. Definitions.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The defined terms used in this Agreement shall include the plural as well as the singular.

(b) All accounting terms not otherwise defined herein have the meanings assigned under GAAP.

(c) All references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement.

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(e) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” except as stated otherwise herein.

(f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

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(g) “Disclosure Schedules” shall mean the schedules attached to and constituting a part of this Agreement.

(h) “Knowledge of Buyer,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Rick Peranton, Richard Kopecky, Teresa Reinhardt and Gay Kelley, after reasonable inquiry of employees or agents of Buyer who were involved in Buyer’s due diligence review of Seller and the Business; provided, however, Buyer shall not be deemed to have knowledge of any matter that was not disclosed by Seller to Buyer in writing prior to the Closing.

(i) “Knowledge of Seller,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date and after reasonable inquiry of senior employees of the Company responsible for the relevant matters, of any of the following officers of Seller: John E. Pitts – CFO, Frank J. Baumann, SVP Operations, David K. Meyercord – SVP Administration and General Counsel, Donald W. Thayer – SVP – Acquisitions & Development, Peter Kavanaugh – VP – Acquisitions & Development, and Dana Hallberg – President of ProCare One Nurses, LLC.

(j) “Material Adverse Change” or “Material Adverse Effect,” when used with respect to the Company shall mean any material adverse change which, has had or could reasonably be expected to have an adverse effect on the financial condition, business, operations or assets of Company taken as a whole or the Business taken as a whole, other than changes or effects that are or result from occurrences relating to the United States economy generally or the United States health care industry generally.

(k) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the Section containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.

Section 2. Purchase and Sale.

Section 2.1 Interests. At Closing (defined below), Seller shall irrevocably and forever sell, assign, and transfer to Buyer and its successors and assigns, and Buyer shall buy and accept from Seller, all of Seller’s rights, title, and interests in and to all of the issued and outstanding membership interests of the Company (collectively, the “Interests”), free and clear of any and all liens, encumbrances, and claims of ownership, in exchange for the Purchase Price (as defined in Section 2).

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Section 2.2 Seller Assumed Liabilities. Seller and Buyer acknowledge and agree that Buyer is unwilling to purchase the Interests unless Seller assumes certain liabilities of the Company prior to or contemporaneously with the Closing. Seller shall execute and deliver an Assumption Agreement in the form of Exhibit 2.2 to be delivered at Closing and pursuant to which Seller shall assume any and all liabilities not identified in Working Capital (as defined in Section 4.3 below), and arising or incurred prior to the Closing Date or based on the operations of the Company or of the Business prior to the Closing Date, including but not limited to the following: (i) all of the Company’s payables for periods prior to the Closing Date (as defined in Section 4.1) excluding, however, all payables that were accounted for in the calculation of Working Capital, (ii) any and all tax obligations arising prior to the Closing Date or related to income allocable to periods prior to the Closing Date, including any deferred Federal and State taxes, (iii) any income tax liability resulting from cancellation or nonpayment of the Intercompany Receivable as described in Section 2.3 below, (iv) obligations arising under any bonus payable to Dana Hallberg or any other employee of Seller or Company as a result of the transfer of the ownership of the Company, (v) obligations under Seller’s Stock Options previously granted to any Company employees, (vi) bonuses earned by Dana Hallberg and Jeannie Eliott or any other employees of the Company for fiscal years ending on or before August 31, 2005, (vii) a pro rata portion, i.e., 28/31sts, of the monthly bonuses for the month of August 2005, earned pursuant to plans identified on Schedule 2.2 (the “August Bonuses”), (viii) workers compensation claims related to periods prior to the Closing Date, (ix) professional liability claims related to periods prior to the Closing Date, (x) group health insurance costs related to periods prior to the Closing Date, (xi) obligations under any of the Contracts (as defined in Section 6.12 below), except to the extent such obligations relate to Buyer’s operation of the Business on or after the Effective Time, (xii) obligations under any Employee Contracts, (xiii) payroll and welfare benefits through the Effective Time for all employees of the Company and for the Schedule 6.20 Employees, (ix) litigation arising out of or related to the operations of the Company or of the Business prior to the Closing Date (collectively, “Seller Assumed Liabilities”). The August Bonuses will not be included in the calculation of Working Capital and payment thereof shall be handled as set forth in the Transition Services Agreement, which is to be entered into by Buyer, Seller and the Company effective as of the Closing Date.

Section 2.3 Intercompany Receivable. Seller and Buyer acknowledge and agree that there is an intercompany account receivable (the “Intercompany Receivable”) that is owed to the Company by Seller, but that, immediately prior to the Closing Date, the Intercompany Receivable shall be canceled and Seller shall not be required to pay such account receivable to the Company, provided that Seller shall be responsible for any tax liability of Seller or the Company resulting from such nonpayment.

Section 3. Purchase Price. The Purchase Price shall be Eight Million Three Hundred Thousand and NO/100 Dollars ($8,300,000), except as may be adjusted pursuant to Section 4.3, and shall be payable as follows:

Section 3.1 Cash at Closing. Four Million Two Hundred Thousand and NO/100 Dollars ($4,200,000) shall be payable to Seller by wire transfer of immediately available funds at Closing.

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Section 3.2 Note A. Two Million One Hundred Thousand and NO/100 Dollars ($2,100,000) shall be payable by Buyer’s execution and delivery at Closing of Buyer’s Promissory Note in the face amount thereof (“Note A”). Note A shall not bear interest and shall be due and payable in full six months after the Closing Date. Note A shall be in form and substance substantially the same as Exhibit 3.2 hereto.

Section 3.3 Note B. Two Million and NO/100 Dollars ($2,000,000) shall be payable by Buyer’s execution and delivery at Closing of Buyer’s Promissory Note in the face amount thereof (“Note B”). Note B shall bear interest at a floating rate of interest equal to the lesser of (i) the Prime Rate as set forth in The Money Rates Section of The Wall Street Journal, as it may be adjusted from time to time, or (ii) the maximum lawful rate of interest permitted to be charged thereon under the laws of the State of Texas (the “Maximum Rate”). Note B shall provide for twelve (12) quarterly payments of principal each in the amount of One Hundred Sixty Six Thousand Six Hundred Sixty Six and 66/100 Dollars ($166,666.66), together with interest on the unpaid principal balance calculated as provided in Note B. The first payment of interest and principal shall be due and payable on the first day of the first month after the Closing Date and the last such payment due thirty-six months after the Closing Date. Note B shall be in form and substance substantially the same as Exhibit 3.3 hereto.

Section 3.4 Sun Guaranty. Each of Note A and Note B shall be guaranteed by Buyer’s parent, Sun Healthcare Group, Inc. (“Sun”) pursuant to a guaranty in form and substance substantially the same as that attached hereto as Exhibit 3.4 (the “Sun Guaranty”).

Section 3.5 Purchase Price Allocation. Buyer and Seller shall cooperate in a commercially reasonable manner to agree upon a purchase price allocation within thirty (30) days after the Closing.

Section 4. Closing.

Section 4.1 Escrow Date and Closing Date. On or before August 22, 2005 (the “Escrow Date”), all of the items set forth in Section 4.2 shall be delivered to Strasburger & Price, LLP, Attention: Patrick Owens, Esq., 901 Main Street, Suite 4400, Dallas, Texas 75202 (the “Escrow Agent”) to be held in escrow and released on August 29, 2005 (the “Closing Date”) upon satisfaction of the items in Section 4.3. The closing of the purchase of the Interests contemplated hereby (the “Closing”) shall be effective at 12:01 a.m. on the Closing Date (the “Effective Time”).

Section 4.2 Escrow Transactions. On or before the Escrow Date the following documents (collectively, the “Escrowed Documents”), all of which shall provide they are effective as of the Closing Date, shall be delivered to Escrow Agent to be held until the Closing date and then released to the other party, subject to the provisions of Section 4.3:

(a) Buyer and Seller shall each deliver four (4) executed copies of this Agreement.

(b) Seller shall deliver any certificates then held by Seller evidencing the Interests duly endorsed for transfer to the Buyer or, if such certificates do not exist, an Assignment of Membership Interest in the form attached hereto as Exhibit 4.2(b).

Membership Interest Purchase Agreement	4.

(c) Buyer shall deliver Note A duly executed by Buyer.

(d) Buyer shall deliver Note B duly executed by Buyer.

(e) Buyer shall deliver the Sun Guaranty duly executed by Sun.

(f) Seller shall deliver copies of the written resignations effective as of the Closing Date of each of the officers of the Company.

(g) Seller shall deliver an executed a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit 4.2(g).

(h) Seller shall deliver a certified copy of the Certificate of Formation of Company and a good standing certificate for Company dated no earlier than thirty (30) days prior to the Closing Date issued by the Delaware Secretary of State or other applicable governmental authority.

(i) Seller shall provide any other documentation that effectuates this Agreement or any amendment hereto, as Buyer may request, including proof that all taxes, assessments, wages, and insurance premiums have been paid in full or will be paid in full as of the Closing Date.

(j) Buyer and Seller shall each deliver a signed Transition Services Agreement in the form of Exhibit 4.2(j), providing for Seller to provide certain services to Buyer after the Closing Date.

(k) Seller shall deliver documentation in the form attached hereto as Exhibit 4.2(k) evidencing that the Company’s lock box has been assigned to Buyer, effective as of the Closing, and that the assignment has been accepted by the bank at which the lock box is maintained.

(l) Seller shall deliver the executed consents (the “Third Party Consents”) for the Contracts identified on Schedule 4.2(l).

(m) Seller shall deliver a release of the Pledge of the Membership Interests to JPMorgan Chase Bank N.A. (“JPMorgan”) as agent for various banks, executed on behalf of JPMorgan.

(n) Seller shall deliver UCC Financing Statement Amendments executed by JPMorgan as agent for the secured parties, terminating the UCC-1 financing statements filed with the Secretary of State of Delaware on 7/8/02 as document numbers 21652662 and 21653157 and naming the Company as the debtor.

(o) Buyer, Seller and Company shall each deliver four (4) executed copies of the Assumption Agreement in the form attached hereto as Exhibit 2.2.

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Section 4.3 Closing Date. On the Closing Date, upon Escrow Agent’s receipt of all of the following, Escrow Agent shall release the Escrowed Documents to Buyer or Seller, as appropriate:

(a) Seller shall deliver an executed Certificate in the form of Exhibit 4.3(a), affirming that all representations and warranties made by Seller in this Agreement are true and correct as of the Closing Date, and that the Seller’s Conditions to Close in Section 5.2 have been satisfied or waived;

(b) Buyer shall deliver an executed Certificate in the form of Exhibit 4.3(b), affirming that all representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date, and that the Buyer’s Conditions to Close in Section 5.1 have been satisfied or waived; and

(c) Buyer shall have wired to Seller Four Million Two Hundred and No/100 Dollars ($4,200,000.00), which constitutes the portion of the Purchase Price due to Seller in cash at Closing.

If all of the foregoing does not occur by 5:00 p.m. Central time on the Closing Date, Escrow Agent shall return the Escrowed Documents to the party who delivered them to Escrow Agent.

Section 4.4 Working Capital Settlement.

(a) As used herein, the term “Working Capital” shall mean the “Net, Accounts Receivable”, “Other Receivables – Other”, and “Prepaids – Rent-Leased Space” less the “Liabilities – Accrued Expenses – Other” as of the Closing Date, as determined in accordance with generally accepted accounting principles, consistently applied (“GAAP”), including the methods and practices as historically applied by the Company prior to the Closing. Notwithstanding the foregoing, the “Net, Accounts Receivable” for purposes of calculating Working Capital shall only include those accounts receivable that were outstanding on the Closing Date and were collected by the Company on or before December 31, 2005. Seller will retain “Cash and Current Assets-Other” and will pay all liabilities that relate to a period of time ending on or before the Effective Time. If the Company gets an invoice after the Effective Time that covers a period that includes the Effective Time, Horizon would be liable for and pay its prorata portion of the invoice relating to the period prior to the Effective Time.

(b) Buyer agrees to use commercially reasonable good faith efforts to collect all outstanding accounts receivable on the Closing Date and shall use reasonable efforts to notify Seller if any account debtors dispute any of these receivables. All collections after the Closing Date shall be applied first to the oldest outstanding invoice of the payor that was included in accounts receivable on the Closing Date unless (i) the payor has objected in writing to any specific invoice, or (ii) it is clear that the payor intends the payment to apply to a specific invoice, either because the payor has designated the invoice in writing or because the amount of the payment matches the amount of an invoice. Buyer acknowledges that the Company’s accounts receivable include amounts for services that have been provided by the Company but which have not yet been invoiced.

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(c) Any accounts receivable that were outstanding on the Closing Date and remain outstanding on December 31, 2005 shall be assigned to Seller. Seller recognizes that some of the account debtors on these accounts may be ongoing customers of the Company, and Seller agrees to use only those collection efforts that it uses for its current customers. Buyer agrees to cause the Company to provide Seller with reasonable access to or copies of information reasonably required by Seller to respond to disputes raised by account debtors on the assigned accounts.

(d) On or before January 10, 2006, Buyer shall deliver to Seller its determination of Working Capital. Each Party shall have full access to the financial books and records pertaining to the Company to confirm or audit Working Capital computations. Should Seller disagree with Buyer’s determination of Working Capital, Seller shall notify Buyer in writing within fifteen (15) days after Buyer’s delivery of its determination of Working Capital and state the basis for its disagreement. If Seller and Buyer fail to agree within thirty (30) days after Seller’s delivery of notice of disagreement on the amount of Working Capital, such disagreement shall be resolved in accordance with the procedures set forth in Section 4.3(d), which shall be the sole and exclusive remedy for resolving disputes relative to the determination of Working Capital. The Purchase Price shall be increased or decreased based on the difference between the amount of the Working Capital and Two Million Four Hundred Twenty-Three Thousand Eight Hundred Twenty-Eight and No/100 Dollars ($2,423,828.00) (the “Base Amount”). Within five (5) business days after determination thereof, any excess of actual Working Capital over the Base Amount shall be paid in cash to Seller, and any deficiency in Working Capital to the Base Amount shall be paid in cash to Buyer, in either case without interest on such amount.

(e) Any liability reflected in Working Capital shall remain a liability of the Company (the “Company Liabilities”) and Seller shall have no liability therefor. No liability shall be included in the Working Capital unless such liability would have been included in the Company’s balance sheet using the methods and practices of the Company as historically applied by the Company prior to the Closing.

(f) In the event that Seller and Buyer are not able to agree on the actual Working Capital within thirty (30) days after Seller’s delivery of notice of disagreement in accordance with Section 4.3(b) hereof, Seller and Buyer shall each have the right to require that such disputed determination be submitted to the Dallas office of Ernst & Young, LLP, or if Ernst & Young, LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Seller and Buyer may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Working Capital. The Accounting Firm’s determination shall be binding upon Seller and Buyer. The Accounting Firm’s fees and expenses shall be borne equally by Seller and Buyer.

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Section 5. Conditions to Closing.

Section 5.1 Buyer’s Conditions. The obligation of Buyer to consummate the transaction provided for herein is subject to the fulfillment of, or to the Buyer’s written waiver or extension or modification thereof, of each of the following conditions to Closing:

(a) All representations and warranties of Seller shall be true, correct, and complete as of the Closing Date.

(b) Seller shall have performed all of its obligations hereunder that are required to be performed as of the Closing Date.

(c) Buyer shall have received all consents, approvals, certifications and licenses as may be necessary to own the Interests and to operate the Business.

(d) Buyer shall be satisfied that there has been no Material Adverse Change to the Business or any of the Company’s assets or the Company’s liabilities.

(e) The Company shall not be in default under any of the Contracts or any other contract, lease or other agreement or instrument affecting or relating to the Company’s assets, the Company’s liabilities or the Business, where in Buyer’s good faith judgment such default would reasonably be expected to have a Material Adverse Effect on the Business or the Company either prior to or after Closing.

(f) Seller shall have made satisfactory arrangements with Buyer for the delivery of all of the books and records of the Company, including corporate record books.

(g) Seller shall have made satisfactory arrangements with Buyer for delivering full physical possession of the assets of the Company to Buyer.

(h) Seller shall have obtained a release satisfactory to Buyer of any obligations of the Company to JPMorgan, and the executed release shall have been delivered to Escrow Agent prior to the Closing Date to be delivered to Buyer at Closing.

(i) Buyer’s lender has completed its loan documentation related to this transaction and is ready to fund the loan.

(j) Buyer shall have approved the Schedules, which approval may be granted or denied by Buyer in its sole discretion.

Section 5.2 Seller’s Conditions. The obligation of Seller to consummate the transaction provided for herein is subject to the fulfillment, or to the Seller’s written waiver or extension or modification thereof, on or prior to the specific time provisions set forth below between the date hereof and the Closing Date, of each of the following conditions to Closing:

(a) All representations and warranties of Buyer shall be true, correct and complete as of the Closing Date.

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(b) Buyer shall have performed all of its obligations hereunder that are required to be performed as of the Closing Date.

Section 6. Representations by Seller. As of the date hereof and as of the Closing Date, Seller represents and warrants to Buyer that all of the following statements are true:

Section 6.1 Interests. Seller has the power and authority to enter into this Agreement, to sell the Interests to Buyer and to undertake and perform all of its other duties and obligations hereunder. There is no contract or any other obligation that prevents Seller from entering into this Agreement, prevents Seller from selling the Interests to Buyer, or prevents Seller from undertaking or performing all of Seller’s other duties and obligations hereunder. Other than the Third Party Consents, there is no consent or approval required from, and there is no notice that must be given to, any governmental agency or other third party in order for Seller to enter into this Agreement, for Seller to sell the Interests to Buyer, or for Seller to undertake and perform all of its other duties and obligations hereunder. Seller owns and has exclusive good and indefeasible title to all of the Interests, free and clear of any and all liens, encumbrances, and other claims of ownership, except restrictions on transfer under applicable securities laws. Seller has not sold, assigned, or transferred any of Seller’s rights, title, or interests in and to any of the Interests, except as contemplated by this Agreement. The Interests are not subject to any pending or threatened proceeding, litigation, bankruptcy, or adverse claim. Except for this Agreement, no person has any right or option to acquire any of the Interests. As a result of this Agreement and as of the Closing Date, Seller will no longer own any Interests and Buyer shall be the sole member of the Company.

Section 6.2 Company. The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Exhibit 6.2 is a copy of the Company’s Certificate of Formation and the Company’s Operating Agreement. The Company is qualified to do business in the jurisdictions identified on Schedule 6.2, which include every jurisdiction in which Company is required to be qualified based on the nature of its business or ownership of its assets except where the failure to so qualify would not have a Material Adverse Effect on the Company. Seller is the sole member of the Company. The officers of the Company are also listed on Schedule 6.2. The Company is a disregarded entity for federal and state income tax purposes and no election has been made to treat the Company as a corporation for federal or state income tax purposes.

Section 6.3 Subsidiaries, Etc. The Company (i) has no subsidiaries, (ii) does not own shares of stock in any corporation (other than shares in publicly traded companies held for investment purposes), (iii) is not a member of any limited liability company, (iv) is not a general or limited partner in any partnership, and (v) is not a participant in any joint ventures.

Section 6.4 No Proceedings. There is no pending or threatened legal or administrative action by any governmental entity that would result in the dissolution of the Company or otherwise limit the Company’s right to perform its obligations under this Agreement.

Section 6.5 Authority. Seller has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein.

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This Agreement is valid, binding, and enforceable against Seller in accordance with its terms. The execution of this Agreement and the consummation of the transactions contemplated herein do not breach any of the terms and conditions of nor constitute a default under or violation of Seller’s Certificate of Incorporation or of the Company’s Certificate of Formation or Operating Agreement or, subject to the Third Party Consents, of any applicable law, regulation, court order, mortgage, note, bond, indenture, agreement, license, or other instrument or obligation to which Seller or the Company is now a party or by which the Company or any of its assets may be bound or affected.

Section 6.6 Litigation and Incident Reports. Except as set forth on Schedule 6.6, there are no actions, suits, investigations, or proceedings pending or threatened by or before any court, administrative agency, or other governmental authority or any arbitrator against or relating to the Interests, the Company, or the Business. To Seller’s knowledge, Seller has provided Buyer with a list of all incident reports received by Seller since June 1, 2005.

Section 6.7 Compliance.

(a) The Company and the Company’s assets and business are in compliance with all applicable municipal, county, state, and federal laws, regulations, statutes, ordinances, standards, and orders and all administrative or court rulings and with all municipal, health, building, land use, and zoning laws and regulations, where any failure to comply therewith could have a Material Adverse Effect on the Company’s business, property, condition (financial or otherwise) or operations;

(b) There are no outstanding deficiencies or work orders of any authority having jurisdiction over the Company’s business or the premises requiring conformity to any applicable statute, regulation, ordinance, or bylaw;

(c) There are no outstanding claims, requirements, or demands of any licensing or certifying agency supervising or having authority over the Company’s business to rework or redesign any aspect thereof or to provide additional furniture, fixtures, equipment, or inventory so as to conform to or comply with any existing law, code, or standard;

(d) There has been no notice from any governmental body claiming a violation of any building, zoning, environmental, or other law or ordinance;

(e) The Company is not in default or in violation of, and no condition exists that with notice or lapse of time or both would constitute a default or violation of (i) any loan, contract, note, instrument, or agreement, or (ii) law, rules or regulations applicable to the Company or the Business and there are no orders, judgments, injunctions, decrees by any governmental body rendered against or affecting the Company or the Business; and

(f) Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any applicable constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court; (ii) except as disclosed in Schedule 6.7, require consent from any third party; (iii) except as disclosed in Schedule 6.7, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create

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in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Company is a party or by which Seller or the Company is bound or to which any of Seller’s or Company’s assets is subject; or (iv) result in the imposition of any lien or security interest upon any of the Company’s assets other than the lien in favor of Buyer on the Interests specifically contemplated by the terms hereof.

Section 6.8 Property. Except as shown on Schedule 6.8, the Company has good, clear, marketable, and exclusive title to all of the Company assets free and clear of any and all debts, liens, encumbrances, claims, demands, third party rights, obligations, liabilities, security interests, mortgages, deeds of trust, burdens, adverse claims, charges, and other encumbrances of every kind and character, and all such property is located at the offices of the Company which are located in Santa Ana, California and West Bloomfield, Michigan. The Company is the authorized licensee of all computer software that it uses. The Company does not intend to and has not threatened to seek bankruptcy protection against the Company, or any of its assets. None of Seller’s or the Company’s current or former affiliates, employees, independent contractors, agents, or representatives has any right, title, or interest in or to the Business or any of the Company’s assets.

Section 6.9 Employees; Unions. Schedule 6.9 is a schedule as of the respective dates set forth therein of all persons presently employed by the Company in the operation of the Business, and the wages and other benefits presently paid to such employees, reflects all earned and accrued vacation, holiday and sick pay and retirement and severance benefits and earned bonuses due to and/or coming due to the employees of the Company as of the dates set forth therein, and lists all employment and severance agreements with employees of the Company (the “Employee Contracts”) and all Non-Competition and Non-Interference Agreements signed by the Corporate Employees related to the Company. Schedule 6.9 also separately lists the independent contractors who assist in the operation of the Business with a brief description of the job of each such independent contractor. Neither Seller nor the Company has any notice that any of the Company’s employees has any plan to terminate his/her employment. Except as reflected in the Employee Contracts, if any, all of the employees of the Company are at will employees. The Company (i) is not a party to and is not bound by any collective bargaining agreement, (ii) has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, (iii) has not received any written notices asserting, and is not subject to any final decisions of any applicable labor board or authority finding, that it has committed any unfair labor practice, (iv) has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to its employees and (v) except as reflected in the Employee Contracts, if applicable, has no severance arrangements of any kind with any employee. There is no notice asserting, or final decision of any applicable labor board or authority finding, that the Company has committed any act that violates any local, state, or federal law governing employment. Except as set forth in Schedule 6.6, there is no claim or liability relating to the Company for any workers’ compensation, disability, or occupational diseases.

Section 6.10 Hazardous Materials. The Company has not used, generated, transported, treated, constructed, deposited, stored, disposed of, or placed on, under, or from any real property owned or leased by the Company any flammable explosives, radioactive materials,

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or hazardous or toxic substances, materials, wastes, pollutants, or contaminants defined, listed, or regulated by any Environmental, Health, or Safety law, in violation of law. The Company has not released or discharged into the soil, surface waters, groundwater, drinking water supplies, navigable waters, land, surface, subsurface, ambient air, or other environmental medium any material that has resulted in or could result in any liability. The Company has not received any written notice, complaint, order, or action relating to any hazardous material, petroleum product, or environmental problem, impairment, or liability. The Company is not subject to any private or governmental lien or claim relating to any hazardous material, petroleum product, or environmental problem. The Company has not received any notice of any claim from any person regarding any violation of any Environmental, Health, or Safety Law or providing that the Company is or may be liable for damages or potentially responsible for removal, remedial, or response action with respect to any hazardous material or petroleum product. “Environmental, Health, or Safety Law” means any law, ordinance, regulation, or requirement now or hereinafter in effect relating to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation, or damage thereof), health, safety, or any other environmental matter, including the following laws as the same may be amended from time to time: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 14 U.S.C. Section 1401 et seq.; the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; and any other similar federal, state, county, or local statute, law, ordinance, resolution, code rule, regulation, order, or decree.

Section 6.11 Condemnation. There is presently no pending or, to the knowledge of Seller, contemplated or threatened condemnation of any portion of any real property owned or leased by the Company.

Section 6.12 Contracts. Set forth on Schedule 6.12 is a list of all contracts between the Company and its vendors or landlords, and a list of all material contracts between the Company and its customers or any other third parties (collectively the “Contracts”). Each of the Contracts is a legal, valid, and binding obligation of the Company and, to Seller’s knowledge, of each other party thereto and each such Contract is in full force and effect. The Company and each other parties to the Contracts have performed all obligations required to be performed by each of them in all material respects under each Contract and are not in breach or default, and are not alleged to be in breach or default, in any material respect under any of the Contracts. No event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default, or event of default under any of the Contracts or would give to any person the right to cause such a termination or would cause an acceleration of any liability under any of the Contracts. Neither the Company nor Seller has received any notice of any actual, alleged, possible, or potential default, violation, cancellation, non-renewal, or change of a term with respect to any of the Contracts. Except as set forth in Schedule 6.12, since January 1, 2005, the Company has not received any written notice that any party intends to cancel any Contract or materially reduce the level of business it conducts with the Company.

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Section 6.13 Taxes. The Company and Seller have filed on a timely basis all tax returns that are or were required to be filed. All such tax returns were correct and complete in all material respects. The Company has no income tax liability given its treatment as a disregarded entity for federal and state income tax purposes and Seller has paid all taxes required by law. Neither Seller nor the Company is the beneficiary of any extension of time within which to file any tax return. No claim has been made by any taxing authority against the Company. The Company has withheld and paid all taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, owner, workers compensation costs, fees or insurance, or other person. In addition, the Company and Seller have collected and remitted all required sales and use taxes with respect to the Business.

Section 6.14 Liens. There are no contractor’s or other mechanic’s liens presently claimed or for which any basis exists for a claim against the Company’s assets.

Section 6.15 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of Seller or the Company, or any of their respective affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions, except for such fees or other commissions as to which Seller shall have full responsibility and, with respect to any such fees or commissions, neither Buyer nor the Company shall have any liability.

Section 6.16 Financial Statements.

(a) True and correct copies of the Company’s unaudited balance sheet and income statement for the twelve (12) month period ended August 31, 2004 and the eleven month period ended July 31, 2005 are attached hereto as Schedule 6.16 (the “Financial Statements”). Seller has advised Buyer that Seller has consistently included in accounts receivable unbilled fees for services rendered, which Seller advises may not be in accordance with GAAP. Other than this practice and the other matters identified on Schedule 6.16, the Financial Statements have been prepared in accordance with GAAP. Such income statements present fairly in all material respects the results of operations of the Company for the respective periods covered and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates.

(b) Since July 31, 2005 there has not been, occurred or arisen:

(i) any material liability other than those arising out of the ordinary course of business of the Company;

(ii) any change in or event affecting the Company or the Business that has had or would reasonably be expected to have a Material Adverse Effect;

(iii) any strike or other labor dispute; or

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(iv) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of the Company that is material or that has involved or may involve a material loss to the Company in excess of applicable insurance coverage.

(c) Since July 31, 2005 there has not been any Material Adverse Change in the Business, the Company’s assets or the Company’s liabilities, or the Company’s operations or condition (financial or otherwise) and to Seller’s knowledge there has not been any development or threatened development of a nature that is or may be materially adverse thereto. All of the books and records of the Business are true and correct in all material respects.

Section 6.17 Insurance. Schedule 6.17 is a true and complete schedule of current insurance coverage, the premiums payable therefor and a brief description of all policies or binders of property, liability, professional liability, bonding, crime, workmen’s compensation, vehicular and other insurance maintained by the Company. All such policies are in full force and effect and neither Seller nor the Company has received any notices or threats of cancellation, change, or modification of coverage. All premiums covering all periods up to and including the date hereof have been paid on such policies. Seller has no knowledge of any state of facts, or of the occurrence of any event, which, with notice or lapse of time or both, reasonably might form the basis for any claim against the Company which is not fully covered by the policies referred to on Schedule 6.17. Except as set forth in Schedule 6.17, the Company has not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years. Such insurance policies shall be cancelled as of the Effective Time.

Section 6.18 Licenses. The Company currently maintains all local, state and federal licenses necessary for the lawful operation of the Business (“Licenses”) and currently meets all material requirements that are applicable to the Licenses. A true and complete list of all of the Licenses held by the Company is set forth in Schedule 6.18. There is no action pending or, to the knowledge of Seller, recommended by the appropriate local, state or federal agency having jurisdiction thereof, to terminate or rescind or not to renew any of the Licenses or any action of any other type with respect to the Licenses.

Section 6.19 Operational Assets. Except as set forth on Schedule 6.19, the Company owns or leases all of the assets, properties, and rights used in or necessary for the conduct of the Business as conducted prior to the Closing Date. Except as set forth on Schedule 6.19, the consummation of the transactions contemplated by this Agreement will not result in the Company losing any such assets, properties or rights.

Section 6.20 Employees of Seller. Except for the employees of Seller identified on Schedule 6.20 (the “Corporate Employees”), all of the individuals who provide services to the Company to enable the Company to conduct the Business as conducted prior to the Closing Date, are employees of the Company. Except as shown on Schedule 6.20, the Seller has no written or oral Employment Contracts with employees who provide services to the Company. Neither Seller nor the Company has any notice that any of the Seller’s employees who provide services to the Company has any plan to terminate his or her employment. Seller shall terminate all of the Corporate Employees as of the Effective Time and shall pay all compensation and benefits

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due such employees through the Effective Time, including, without limitation, compensation for paid time off.

Section 6.21 Accounts Receivable. Exhibit 6.21 is a list of all current accounts receivable as of July 31, 2005, including an accounts receivable aging. All accounts receivable of the Company included in the Financial Statements (the “Accounts Receivable”) other than the Intercompany Receivable, represent sales actually made or services actually delivered in the ordinary course of business. During the past ninety (90) days, Seller has collected accounts receivable only in the ordinary course of business, and has not offered discounts or incentives for early payment.

Section 6.22 Proprietary Rights.

(a) The Company is the sole owner, free and clear of any claim or lien, or has a valid license, to (i) all trademarks, service marks, logos, designs, trade names, Internet domain names and corporate names, and the goodwill of the Business connected therewith and symbolized thereby; (ii) all copyrights; (iii) all computer software and all data files, databases, source code, object code, user interfaces, manuals and other specifications and documentation related thereto, and all intellectual property and proprietary rights incorporated therein, other than customary off-the-shelf licensed software (collectively, the “Software”); (iv) all web sites, web pages and related items, and all intellectual property and proprietary rights incorporated therein; (v) and all trade secrets, and know-how (“Trade Secrets”) and all proprietary and intellectual property rights, grants, registrations and applications relating thereto (collectively, the “Proprietary Rights”) necessary for the conduct of the Business as now conducted; (b) the Company’s rights in the Proprietary Rights are valid and enforceable; (c) neither the Company or Seller has received any demand, claim, notice or inquiry from any Person in respect of the Proprietary Rights which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any Proprietary Rights, and neither the Company nor Seller knows of any basis for any such challenge; (d) neither the Company, nor the Business, is in violation or infringement of, or has violated or infringed upon, any Proprietary Rights of any other Person; and (e) to the knowledge of Seller and the Company, no Person is infringing any Rights.

(b) Schedule 6.22 contains a complete and accurate list, as of the date hereof, of all trademarks, trademark registrations, domain name registrations, corporate name registrations, and registered copyrights included in the Rights, all material software used by the Business as now conducted and all license and other agreements relating thereto.

Section 6.23 No Misrepresentations. The representations, warranties and statements made by Seller in this Agreement (including any Disclosure Schedule, Exhibit or certificate furnished by Seller in accordance with the terms of this Agreement), are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

Section 6.24 Background Checks and Drug Screening. The Company has performed a background check and drug screening on all applicable employees of the Company.

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To the knowledge of Seller, (i) no employee of the Company has been convicted of or charged with a Medicare, Medicaid, other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or other Government Program related offense, or convicted of or charged with a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, (ii) no employee of the Company has been excluded or suspended from participation in Medicare or Medicaid, or other Government Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs, (iii) no employee has failed a drug screening, and (iv) no employee has been convicted of an exclusionary crime under state law.

Section 6.25 Employee Licenses. To the knowledge of Seller, each employee of the Company who provides health care services in the course of employee’s employment with the Company is currently licensed to provide such health care services in accordance with applicable laws and regulations.

Section 6.26 No Other Representations or Warranties. Except to the extent set forth in this Section 6, Seller has not made, nor makes, and expressly disclaims, any representation or warranty of any kind or character, express or implied, oral or written, past present or future, with respect to the Company, the Business, the Company’s assets, the transactions contemplated hereby or the matters set forth herein.

Section 6.27 Accounts Payable. Since July 31, 2005, the Company has paid all accounts payable in the ordinary course of business consistent with the Company’s past practices.

Section 6.28 Employee Benefits.

(a) Schedule 6.28 sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe benefit plan, program, policy, arrangement and contract (all the foregoing being herein called “Benefit Plans”) sponsored, maintained, or required to be contributed to, by the Sellers for the benefit of any current or former directors, officers, employees or independent contractors of the Business. The Sellers have made available to Purchaser complete and accurate copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required) and (iii) each trust agreement and group annuity contract relating to any Benefit Plan.

(b) Except as set forth in Schedule 6.28, each Benefit Plan has been administered in material compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. None of the Sellers nor any entity that is treated with a Seller as a single employer under Section 414 of the Code (“ERISA Affiliate”) maintains or contributes to any benefit plan that is subject to the provisions of Title IV of ERISA. None of the Sellers nor any ERISA Affiliate has any unsatisfied material liability under the Code, ERISA

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or any foreign law in respect of any Benefit Plan. Each employee pension benefit plan that is intended to be qualified under Section 401(a) of the Code is subject to determination letter from the Internal Revenue Service stating it is so qualified and the Sellers have no knowledge of facts that would be reasonably likely to cause revocation of such letter. There are no material pending or, to the knowledge of any Seller, threatened claims, suits or arbitrations involving any Benefit Plan except any routine claim for benefits under a Benefit Plan.

Section 6.29 Guarantees. Except for any obligations the Company has related to or arising out of the obligations of Seller or Affiliates of Seller to JPMorgan, for itself and as agent for various banks, all of which shall be released as of the Effective Time, the Company has not guaranteed any other obligations of Seller, any Affiliate of Seller or of any other person or entity.

Section 7. Representations by the Buyer. As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller that all of the following statements are true.

Section 7.1 Authority. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Sun has the full corporate power and authorization to enter into the Sun Guaranty.

Section 7.2 Authorization/Execution.

(a) All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, all documents executed by Buyer which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Buyer. No other corporate or other action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Buyer and, assuming due and valid execution by, and enforceability against, Seller, this Agreement and all documents delivered hereunder constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (ii) limitations on the enforcement of equitable remedies.

(b) All corporate and other actions required to be taken by Sun to authorize the execution, delivery and performance of the Sun Guaranty, all documents executed by Sun which are necessary to give effect to the Sun Guaranty, and all transactions contemplated thereby, have been duly and properly taken or obtained by Sun. No other corporate or other action on the part of Sun is necessary to authorize the execution, delivery and performance of the Sun Guaranty, all documents necessary to give effect to the Sun Guaranty and all transactions contemplated thereby. The Sun Guaranty has been duly and validly executed and delivered by Sun and constitutes the valid and binding obligation of Sun enforceable in accordance with its terms subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (ii) limitations on the enforcement of equitable remedies.

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Section 7.3 Organization and Good Standing; No Violation.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Buyer is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Buyer; (ii) violate any law, rule or regulation applicable to Buyer which would have a material adverse effect on Buyer; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Buyer is a party, or by which Buyer is bound; (iv) permit the acceleration of the maturity of any indebtedness of Buyer; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer.

Section 7.4 Legal Proceedings. There is no order or action pending, or, to the knowledge of Buyer, threatened, against or affecting Buyer, or any of its respective properties or assets that would have a material adverse effect on Buyer’s ability to fulfill its obligations under this Agreement.

Section 7.5 Solvency. Buyer is not insolvent and will not be rendered insolvent as a result of the consummation of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of the tangible assets of such party is in excess of the total amount of its liabilities; (b) Buyer is able to pay its debts or obligations in the ordinary course as they mature; and (c) Buyer has capital sufficient to carry on its business and all businesses which it is about to engage.

Section 7.6 No Conflicts; Consents. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Buyer is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Buyer, (ii) violate any law, rule or regulation applicable to Buyer which would have a material adverse effect on Buyer; (iii) violate or conflict with, or result in a material breach of, or constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a material default) under, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Buyer is a party, or by which Buyer is bound; (iv) permit the acceleration of the maturity of any indebtedness of Buyer; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer.

Section 7.7 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or Sun, or any of their respective Affiliates in connection with the negotiation, execution or performance of

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this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees and other commissions as to which Buyer shall have full responsibility and, with respect to such fees or commissions, Seller shall not have any liability.

Section 8. Indemnification.

Section 8.1 Survival. All representations, warranties, covenants, agreements and indemnifications of Seller and Buyer, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Buyer and Seller, respectively. All representations and warranties of Seller and Buyer shall continue to be fully effective and enforceable following the Closing Date for a period of two (2) years and shall thereafter be of no further force and effect; provided, however, that, if there is at the end of such period an outstanding notice of a claim made in compliance with the terms of Section 8.4, such applicable period shall not end in respect of such claim until such claim is resolved.

Section 8.2 Indemnification of Buyer by Seller.

(a) Indemnification. Seller shall keep and save Buyer, the Company and their respective officers, directors, employees, agents and other representatives (the “Buyer Indemnified Parties”) forever harmless from and shall indemnify and defend the Buyer Indemnified Parties against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of Seller under this Agreement or any documents delivered pursuant hereto, (ii) any breach or default by Seller of any covenant or agreement of Seller under this Agreement or any documents delivered pursuant hereto, (iii) the Seller Assumed Liabilities, (iv) all taxes of the Company incurred in or attributable to the period ending or deemed to end on or prior to the Closing Date (referred to herein as “Seller Tax Claims”), (v) any professional liability claim arising out of the business operations of the Company prior to the Effective Time, and (vi) any claim by a third party with respect to any act or omission of the Company in the operations of the Business, which claim has accrued, arisen, or come into existence at any time prior to the Closing Date. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than Buyer Indemnified Parties.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify a Buyer Indemnified Party under Section 8.2(a) and no claim under Section 8.2(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Buyer to Seller in the manner provided in Section 8.4, unless failure to provide such notice in a timely manner does not materially impair Seller’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

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(ii) to the extent related to a claim under Section 8.2(a)(i) for Seller’s breach of any representation or warranty of Seller under this Agreement or any documents delivered pursuant hereto, unless the liability of Seller in respect of any single claim or multiple claims in the aggregate exceeds Sixty Thousand Dollars ($60,000) (a “Relevant Claim”), in which event Buyer Indemnified Party shall be entitled to seek indemnification for the total amount of the Relevant Claim(s);

(iii) to the extent that Buyer had actual written knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by Seller or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time; or

(iv) to the extent such claim relates to an obligation or liability for which Buyer has agreed to indemnify Seller pursuant to Section 8.3.

(c) Damages Cap. Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Buyer under this Agreement shall not exceed the aggregate Purchase Price that has been paid by Buyer to Seller; provided however, that such limitation on the maximum aggregate liability of Seller shall not apply to any of the matters listed on Schedule 6.6.

Section 8.3 Indemnification of Seller by Buyer.

(a) Indemnification. Buyer shall keep and save Seller and Seller’s officers, directors, managers, employees, agents and other representatives (the “Seller Indemnified Parties”) forever harmless from and shall indemnify and defend the Seller Indemnified Parties against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Buyer under this Agreement, (ii) any breach or default by Buyer under any covenant or agreement of Buyer under this Agreement, (iii) any account payable of the Company that was accounted for as part of the calculation of Working Capital, (iv) any professional liability claim arising out of the business operations of the Company on and after the Effective Time, and (v) any claim by a third party with respect to any act or omission of the Company in connection with the operation of the Business, which claim has accrued, arisen or come into existence at any time after the Closing Date, but only to the extent such claims do not arise out of any Seller Assumed Liabilities. No provision in this Agreement shall prevent Buyer from pursuing any of its legal rights or remedies that may be granted to Buyer by law against any person or legal entity other than Seller Indemnified Parties.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Buyer shall be under no liability to indemnify Seller under Section 8.3(a) and no claim under Section 8.3(a) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Seller to Buyer in the manner provided in Section 8.4, unless failure to provide such notice in a timely manner does not materially impair Buyer’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent related to a claim under Section 8.3(a)(i) related to Buyer’s breach of any representation or warranty of Buyer under this Agreement or any documents delivered pursuant hereto, unless and only to the extent that the actual liability

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of Buyer in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event Seller shall be entitled to seek indemnification for the total amount of the Relevant Claim(s);

(iii) for any Seller Assumed Liabilities;

(iv) to the extent that Seller had actual written knowledge at or prior to the Effective Time of (A) the respective breach of a representation or warranty by Buyer or (B) the breach of a covenant required to be performed or satisfied at or prior to the Effective Time; or

(v) to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Buyer pursuant to Section 8.2.

Section 8.4 Method of Asserting Claims. All claims for indemnification under this Section 8 by any person entitled to indemnification (an “Indemnified Party”) under this Section 8 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a Party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a person other than Seller, Buyer or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as

Membership Interest Purchase Agreement	21.

provided in Section 8.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(a)(i), and except as specifically provided in this Section 8.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 8.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 8.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.4(a)(ii). Subject to the above terms of this Section 8.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an

Membership Interest Purchase Agreement	22.

Indemnity Notice to the Indemnifying Party. The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Section 8 hereof (which claim does not involve a Third Party Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 8.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

Membership Interest Purchase Agreement	23.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

Section 8.5 Right of Offset. In addition to any other rights provided under this Agreement, Buyer shall be entitled to offset the amount of any indemnification claims against Seller that have been resolved against any payments due under Note A or Note B. Any claims that have been asserted on or before a payment date under Note A or Note B but are not resolved prior to the payment date may be offset against the payment then due if Buyer shall deposit such withheld funds in an escrow account with a national bank to be held until receipt of joint disbursement directions signed by Seller and Buyer or upon the resolution of such unresolved claims. The rights of offset described in this Section 8.5 shall not be the sole and exclusive remedy of Buyer.

Section 8.6 Exclusive Remedy. Other than claims for fraud or equitable relief, any claim for indemnification arising under this Agreement shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Section 8. If Seller and Buyer cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal in accordance with the provisions of this Section 8.

Section 8.7 Survival. The provisions of this Section 8 and the obligations of the parties hereunder shall survive the Closing.

Section 8.8 Release. Seller hereby releases the Company of and from any claims that it may be able to assert for indemnity for acts performed in its capacity as a member or manager of the Company. Buyer, for itself and on behalf of the Company, hereby releases Seller from any claims that the Company may have against Seller for acts performed by Seller in its capacity as a member or manager of the Company; provided, however, that such release shall not apply to any of the Seller Assumed Obligations, any of the indemnification obligations, or any other obligations arising under this Agreement.

Section 9. Non-Disclosure. Confidential Information means all: (i) of the Company’s trade secrets and confidential information; (ii) information treated by the Company as confidential; and (iii) information provided by third parties that the Company must keep confidential; provided, however, that Confidential Information does not include any information that (a) is available to the public through no fault of Seller, (b) is furnished by the Company to third parties without any disclosure restriction, or (c) Seller is legally obligated to disclose, but only if Seller first gives the Company prompt notice thereof so that the Company may challenge the legally compelled disclosure. Seller must not disclose any Confidential Information to any other person, unless that other person is authorized by Buyer to have access to the Confidential Information. All Confidential Information is the Company’s exclusive property.

Section 10. Miscellaneous.

Section 10.1 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding

Membership Interest Purchase Agreement	24.

between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

Section 10.2 Further Assurances and Cooperation. Each Party shall execute, acknowledge and deliver to the other Party any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by the other Party at any time and shall take any and all other actions reasonably requested by the other Party at any time for the purpose of more effectively assigning, transferring, granting, conveying and conferring to Buyer, the Interests. After consummation of the transactions contemplated in this Agreement, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby. Without limiting the foregoing, Seller specifically agrees that if there are any Contracts identified on both Schedule 6.7 and Schedule 6.12, but not on Schedule 4.2(l), Seller shall use diligent efforts to obtain such consents after Closing unless Buyer requests in writing that Seller cease its efforts.

Section 10.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that Buyer may assign any of its rights or delegate any of its duties under this Agreement to any subsidiary or other entity that is wholly-owned, directly or indirectly, by Sun.

Section 10.4 Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.

Section 10.5 Applicable Law; Venue; Jurisdiction. This Agreement is governed by, and must be construed and enforced in accordance with, the laws of the State of Texas, excluding principles of conflict of law. Venue for all disputes relating to this Agreement must be in Dallas County, Texas. For all disputes relating hereto, each Party consents to the jurisdiction of Texas courts and agrees that those courts have personal jurisdiction over each Party.

Section 10.6 Construction. This Agreement has been drafted jointly by the Parties and must be construed in accordance with the fair meaning hereof. The headings herein do not affect the interpretation of this Agreement.

Section 10.7 Severability. Any provision hereof held to violate any law or public policy in any jurisdiction is, as to that jurisdiction only, ineffective only to the extent of the invalidity, without affecting any other provision hereof, and each provision hereof is valid and enforceable to the fullest extent permitted by law.

Membership Interest Purchase Agreement	25.

Section 10.8 Waivers. No waiver of any provision hereof shall be valid unless in writing and signed by the Party granting such waiver nor shall any waiver of any provision be a waiver of any other provision or breach.

Section 10.9 Time is of the Essence. Time is of the essence with respect to the full performance by each Party of its duties and obligations arising hereunder.

Section 10.10 Attorneys Fees. For every dispute regarding this Agreement, the prevailing Party is entitled to its costs, expenses, and reasonable attorney fees’ (whether incurred at trial, on appeal, or otherwise) incurred in resolving or settling the dispute, in addition to all other damages or awards to which the Party may be entitled. Should the prevailing Party use in-house counsel, the prevailing Party shall be entitled to attorney’s fees calculated by multiplying the hours reasonably expended by counsel times the hourly rate charged by private firm counsel of like experience in the Dallas, Texas area, and not by reference to in house counsel’s salary or any other measure.

Section 10.11 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, TX 75057
Attention: President
Facsimile: (972) 420-4060

With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: General Counsel
Telephone: (972) 420-8200
Facsimile: (972) 420-7789

Strasburger & Price, L.L.P.
901 Main Street, Suite 4300
Dallas, Texas 75202
Attention: Patrick Owens, Esq.
Telephone: (214) 651-4796
Facsimile: (214) 651-4330

Membership Interest Purchase Agreement	26.

Buyer:	CareerStaff Unlimited, Inc.
8615 Freeport Parkway, Suite 225
Irving, Texas 75063
Attention: Rick Peranton, President
Telephone: (972) 812-3200
Facsimile: (972) 812-3232

with copy to:	Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, CA 92612
Attention: General Counsel
Telephone: (949) 255-7100
Facsimile: (949) 255-7055

and with copy to:	The Nathanson Group PLLC
1520 Fourth Avenue, Sixth Floor
Seattle, Washington 98101
Attention: Randi S. Nathanson
Telephone: (206) 623-6239
Facsimile: (206) 623-1738

or at such other address for a Party as such Party may designate by notice hereunder to the other Parties.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday.

Section 10.14 Third Party Beneficiary. The provisions of this Agreement are not intended to confer any benefits upon any person or entity not a Party to this Agreement or successor or assign thereto.

Section 10.15 Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 10.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto.

Membership Interest Purchase Agreement	27.

IN WITNESS WHEREOF, the Parties hereby execute this Membership Interest Purchase Agreement as of the day and year first written above.

HORIZON HEALTH CORPORATION

By:	/s/ DAVID K. WHITE
Name:	David K. White
Title:	President

CAREERSTAFF UNLIMITED, INC.

By:	/s/ RICHARD PERANTON
Name:	Richard Peranton
Title:	President

Membership Interest Purchase Agreement

Exhibit 2.2

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Agreement”) is made as of August 29, 2005 by and between Horizon Health Corporation, a Delaware corporation (“Seller”), CareerStaff Unlimited, Inc., a Delaware corporation (“Buyer”), and ProCare One Nurses, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H

WHEREAS, Seller and Buyer are parties to that certain Membership Interest Purchase Agreement, dated as of August 22, 2005 (the “Purchase Agreement”), pursuant to which Buyer has agreed to acquire from Seller 100% of the Membership Interests in the Company;

WHEREAS, pursuant to the Purchase Agreement, Seller is obligated to assume certain liabilities of the Company and to deliver an Agreement in the form hereof to evidence said assumption.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

1.	Definitions. Capitalized terms that are not separately defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2.	Assumption of Seller Assumed Liabilities. From and after the Effective Time of the Closing under the Purchase Agreement, Seller assumes all of the Seller Assumed Liabilities and shall be responsible for the satisfaction and performance thereof, including payment of any late fees or penalties assessed or interest that accrues as a result of late payments.

3.	Right to Reimbursement and Offset. In the event Seller fails to pay any of the Seller Assumed Liabilities when due, then Buyer may, but shall not be obligated to, make such payment on Seller’s behalf. In the event Buyer chooses to pay any of the Seller Assumed Liabilities on Seller’s behalf, subject to the provisions of Section 8 of the Purchase Agreement, Seller shall reimburse Buyer promptly upon receiving Buyer’s written request. In addition, Buyer shall have the right of offset with respect to any such payment pursuant to Section 8.5 of the Purchase Agreement.

4.	Assignment. In the event any of the Seller Assumed Liabilities arise under Contracts, the Company agrees to assign to Seller, at Seller’s request, rights that arose under those contracts prior to the Effective Time to the extent necessary or appropriate to enable Seller to assert defenses against any such Seller Assumed Liabilities.

Assumption Agreement	1.
Exhibit 2.2

5.	Governing Law. This Agreement and the legal relations between the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to conflicts of law principles. Each party hereby waives trial by jury in any action to which they are a party involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement or any of the transactions contemplated hereby.

6.	Counterparts. This Agreement may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. Facsimile signatures shall have the same effect as originals.

7.	Notices. All notices and other communication required or permitted hereunder shall be made in accordance with the Purchase Agreement. Notices to the Company shall be delivered to Buyer’s address in the Purchase Agreement.

8.	Assignment.

(a)	Except as expressly provided herein, no party to this Agreement may assign any of its rights, interests, liabilities or obligations under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

(b)	Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

9.	Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, which may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the parties hereto.

10.	Amendments, Supplements, Etc. This Agreement may be amended, modified, supplemented or superseded at any time by additional written agreements as may mutually be determined by Buyer and the Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties. None of the terms or conditions of this Agreement may be waived except in an instrument signed by the party seeking to waive the terms or conditions of this Agreement.

Assumption Agreement	2.
Exhibit 2.2

IN WITNESS WHEREOF, the parties have executed this Assumption Agreement as of the date first above written.

HORIZON HEALTH CORPORATION

By:
Name:
Title:

CAREERSTAFF UNLIMITED, INC.

By:
Name:
Title:

PROCARE ONE NURSES, LLC

By:
Name:
Title:

Assumption Agreement
Exhibit 2.2

Exhibit 3.2

PROMISSORY NOTE

(NOTE A)

$2,100,000.00 U.S.	August 29, 2005

FOR VALUE RECEIVED, CAREERSTAFF UNLIMITED, INC., a Delaware corporation (referred to herein as “Maker”), promises to pay to the order of Horizon Health Corporation, a Delaware corporation (together with all successor holders of this Promissory Note, the “Holder”), at 1500 Waters Ridge Drive, Lewisville, Texas 75057 or such other address or location in the State of Texas as the Holder of this Promissory Note (collectively referred to together with any modification, extension or replacement hereof as the “Note”) may from time to time designate, the principal sum of TWO MILLION ONE HUNDRED THOUSAND AND 00/100THS DOLLARS ($2,100,000.00), or so much thereof as may be outstanding hereunder upon maturity of this Note (subject to Holder’s right to accelerate this Note as set forth herein), in lawful money of the United States of America which is legal tender in payment of all debts and dues, public and private, at the time of payment.

1. Computation of Interest. No interest shall accrue on the outstanding principal balance of this Note until maturity (whether by acceleration or otherwise).

2. Payments. Prior to any Event of Default (as herein defined), this Note shall be due and payable in full on March 1, 2006 (the “Maturity Date”).

3. Prepayments. This Note may be prepaid in whole or in part at any time and from time to time without prepayment charge or penalty.

4. Right of Offset. Maker shall have the right to offset against any amounts due and owing from it to Holder hereunder any amounts which are due and owing to Maker from Holder pursuant to and subject to the terms and conditions of Section 8 of the Purchase Agreement.

5. Default Rate of Interest. All past due principal shall bear interest from the date it is due until paid at the lesser of (i) the maximum lawful rate of interest permitted to be charged by the Holder to Maker under the laws of the United States or the State of Texas as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made (the “Maximum Rate”) or (ii) a floating rate per annum equal to the Prime Rate of interest announced from time to time in the Money Rates Section of The Wall Street Journal, plus five percent (5%) (the “Default Rate”), subject to the provisions of Section 6 of this Note.

6. No Usury. Nothing in this Note or in any instrument, document, or other writing now or hereafter relating to this Note entitles any Holder to contract for, charge, receive, take, or reserve interest hereon in excess of any applicable Maximum Rate. In

Note A	1.
Exhibit 3.2

the event this Note is prepaid in full or in the event the maturity of this Note is accelerated prior to the end of the full stated term hereof, and the interest received prior to such prepayment or acceleration exceeds interest calculated at the Maximum Rate, the then Holder shall credit the amount of such excess against the amounts lawfully owing under this Note or under any instrument, document, or other writing relating to this Note as of the date of such prepayment or acceleration, in any order or manner as such Holder may elect, until all sums lawfully owing to such Holder are fully and finally paid, and the balance, if any, shall be refunded to the person or entity entitled thereto. Notwithstanding any other provision of this Note to the contrary, in no event shall the aggregate of (i) all interest which has accrued on this Note from the date hereof through the date of such calculation, and (ii) the sum of all other amounts accrued or paid from the date hereof through the date of such calculation, which, under applicable laws, are considered interest, ever exceed interest calculated at the Maximum Rate on the principal balance of this Note from time to time remaining unpaid.

Maker and the Holder agree that by the execution, delivery, or acceptance of this Note, each intends to contract in strict compliance with the State of Texas usury laws from time to time in effect. In furtherance thereof, none of the terms of this Note or the Purchase Agreement shall ever be construed to create a contract to pay for the use, forbearance, or detention of money any interest at a rate in excess of the Maximum Rate. Without limiting the generality of the foregoing: (i) if any amounts charged or paid on this Note prior to and incident to final payment hereof include amounts which by law are considered interest which would exceed the Maximum Rate, such charging or payment will be deemed to have been the result of mathematical error on the part both of Maker and the then Holder, and the recipient of such excess payments shall promptly refund the amount of such excess (to the extent only of such interest payments above the maximum amount which could lawfully have been charged, collected, and retained) upon discovery of such error by the recipient of such payment or upon receipt of notice thereof from the person or entity making such payment; and (ii) to the fullest extent permitted by applicable law, all sums paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness evidenced hereby shall, be amortized, prorated, allocated, and spread throughout the full stated term of this Note. The provisions of this paragraph shall control over all other provisions of this Note and of any other instrument, document, or other document evidencing the indebtedness of Maker to the Holder hereunder, which may be in apparent conflict therewith.

7. Default. Maker agrees that the existence or occurrence now or hereafter of any one (1) or more of the following events or conditions constitutes an “Event of Default” hereunder and, upon the occurrence of an Event of Default, and at any time thereafter, cumulative of and in addition to all other rights and remedies available to the Holder, at the option of the Holder, without notice, the entire unpaid principal balance of this Note, together with all interest accrued thereon, shall immediately be due and payable. The Events of Default are:

(a) The failure or refusal of Maker to promptly pay the principal balance as and when due or within five (5) days thereafter; or

Note A	2.
Exhibit 3.2

(b) The failure or refusal of Maker to perform, or the breach of, any of the covenants, agreements, warranties, or conditions contained in this Note other than those contemplated under subparagraph (a) immediately above within fifteen (15) days of notice of such failure or refusal from Holder to Maker, which notice shall specify in reasonable detail the nature of any such breach; provided, however, that if the nature of such failure or refusal is such that it cannot with reasonable diligence be cured within such fifteen (15) day period, no Event of Default shall occur for purposes of this Note, if Maker commences such cure within the foregoing fifteen (15) day period and thereafter diligently prosecutes such cure to completion and completes such cure in all events within sixty (60) days of receipt by Maker of notice of such failure to perform or breach from Holder; or

(c) Maker makes an assignment for benefit of creditors or authorizes the filing of or files a voluntary petition in bankruptcy, or takes advantage of or seeks any other relief under any bankruptcy, reorganization, debtor’s relief or insolvency law now or hereafter existing; or

(d) A receiver or custodian of any material portion of all property owned by Maker is appointed and the order appointing such receiver or custodian remains undismissed, unbonded and unstayed sixty (60) days after such appointment; or

(e) Involuntary bankruptcy proceedings are filed against a Maker and remain undismissed, unstayed and unbonded sixty (60) days after the filing of the petition in bankruptcy.

8. Attorneys’ Fees. If the original or a copy of this Note is placed in the hands of an attorney for enforcement or collection, Maker shall pay to the order of the Holder all reasonable attorneys’ fees, costs, and expenses paid or incurred by the Holder in connection with such enforcement or collection proceeding.

9. Waivers by Maker. Maker (i) waives grace, demand, notice of intent to accelerate maturity, notice that the Holder will not or will no longer accept late payments, notice of acceleration of maturity, presentment for acceleration, presentment for payment, protest, notice of protest and of dishonor, and diligence in taking any action with respect to any security or the collection of any sums owing hereon and any right to require Holder to marshal assets; and (ii) consents to any and all renewals, extensions, modifications, and rearrangements hereof and to the release of any person or entity liable hereon or herefor (whether by guaranty or otherwise) under any terms deemed by the then Holder, in its sole discretion, to be adequate. Any such renewal, extension, modification, or rearrangement, or the release of any such person or entity, may be made without notice to Maker and without affecting the liabilities and obligations of Maker. The exercise of any right or remedy conferred upon the Holder in this Note, or in any instrument, document, or other writing now or hereafter pertaining to this Note, or pertaining to any other indebtedness now or hereafter owing by Maker to the Holder, shall be wholly discretionary with the Holder, and the exercise of, or failure to exercise, any such right or remedy shall not in any manner affect, impair, or diminish the obligations and liabilities of Maker, or constitute a waiver of any such right or remedy or

Note A	3.
Exhibit 3.2

any other past, present, or future right or remedy of the Holder. Without limiting the foregoing, the acceptance of late payments or the failure to give notice of the occurrence of an Event of Default or to exercise the option to accelerate the maturity of this Note upon any Event of Default shall not constitute a waiver of the right to exercise the option to accelerate the maturity of this Note upon the failure to promptly pay any subsequent payment or in the event there exists or thereafter occurs any other or subsequent Event of Default, and no waiver shall be enforceable against any Holder unless such waiver is expressly set forth in writing and duly executed by the Holder.

10. Governing Law. This Note, and all instruments, documents, and other writings evidencing or pertaining to the indebtedness evidenced hereby have been executed and delivered in Irving, Texas, and shall be construed in accordance with and governed by the applicable laws of the United States of America and the State of Texas (without giving effect to the choice of laws or principles thereof). This Note is to be performed, and is due and payable, in Dallas County, Texas. This Note is the “Note A” referred to in the Purchase Agreement. Any capitalized term used in this Note without definition shall be defined as stated in the Purchase Agreement.

11. Notices. All notices of default required under this Note must be in writing and shall be sent in the same manner and to the parties at the same addresses as set forth in Section 10.11 of the Purchase Agreement. Except as may be specifically provided in this Note, the Holder is not required to give to Maker any notice in any manner connected with or pertaining to any act now or hereafter contemplated to be done (or not done) by such Holder under this Note, or any other instrument, document, or other writing now or hereafter evidencing the purchase money debt evidenced by this Note, except as is specifically required by and may not be effectively waived by Maker under the statutes of the United States of America or the State of Texas, all of which other or additional notices are hereby waived by Maker in every respect.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

Note A	4.
Exhibit 3.2

IN WITNESS WHEREOF, the undersigned does hereby execute this Note as of the day and year first set forth above.

MAKER:	CAREERSTAFF UNLIMITED, INC.,
a Delaware corporation

By:
Name:
Title:

PAY TO THE ORDER OF JPMORGAN CHASE BANK, N.A. IN ITS CAPACITY AS AGENT FOR THE BANKS PARTY TO THAT CERTAIN THIRD AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 10, 2005 AMONG JPMORGAN CHASE BANK, N.A., AS AGENT, HORIZON HEALTH CORPORATION, HORIZON MENTAL HEALTH MANAGEMENT, INC. AND EACH OF THE BANKS FROM TIME TO TIME PARTY THERETO, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME.

HORIZON HEALTH CORPORATION

By:
Name:
Title:

Note A
Exhibit 3.2

Exhibit 3.3

PROMISSORY NOTE

(NOTE B)

$2,000,000.00 U.S.	August 29, 2005

FOR VALUE RECEIVED, CAREERSTAFF UNLIMITED, INC., a Delaware corporation (referred to herein as “Maker”), promises to pay to the order of Horizon Health Corporation, a Delaware corporation (together with all successor holders of this Promissory Note, the “Holder”), at 1500 Waters Ridge Drive, Lewisville, Texas 75057 or such other address or location in the State of Texas as the Holder of this Promissory Note (collectively referred to together with any modification, extension or replacement hereof as the “Note”) may from time to time designate, the principal sum of TWO MILLION AND 00/100THS DOLLARS ($2,000,000.00), or so much thereof as may be outstanding hereunder upon maturity of this Note (subject to Holder’s right to accelerate this Note as set forth herein), in lawful money of the United States of America which is legal tender in payment of all debts and dues, public and private, at the time of payment, and to pay interest on the unpaid principal balance from time to time outstanding from the date hereof until the Maturity Date (as defined below) at the lesser of (i) the Prime Rate as announced from time to time in the Money Rates Section of The Wall Street Journal (the “Agreed Rate”) or (ii) the maximum interest rate allowed by applicable United States or Texas law as amended from time to time in effect on the date for which a determination of interest accrued hereunder is made (the “Maximum Rate”).

1. Computation of Interest. Interest shall be computed on a per annum basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed.

2. Payments. This Note is due and payable on the 1st day of September, 2008 (the “Maturity Date”). Maker shall prepay the principal balance of this Note to Holder in equal quarterly cash installments of principal of One Hundred Sixty Six Thousand Six Hundred Sixty Six Dollars and 66/100 ($166,666.66), on the first day of each December, March, June and September, commencing December 1, 2005 and continuing to September 1, 2008, when the entire unpaid principal amount of this Note and all accrued interest hereunder shall be due and payable in full. Accrued interest on the unpaid principal balance of the Note shall also be due and payable on the date each principal installment is due and payable.

3. Prepayments. This Note may be prepaid in whole or in part at any time and from time to time without prepayment charge or penalty. At the option of the Holder, the Holder may require each payment on this Note to be applied first to the payment of unpaid accrued interest, the balance, if any, of such payment to be applied to the unpaid principal of this Note, and all partial prepayments of principal to be applied to the last maturing installments of principal hereunder. Interest on the unpaid principal shall be paid whenever any prepayment of principal is made.

Note B	1.
Exhibit 3.3

4. Right of Offset. Maker shall have the right to offset against any amounts due and owing from it to Holder hereunder any amounts which are due and owing to Maker from Holder pursuant to and subject to the terms and conditions of Section 8 of the Purchase Agreement.

5. Default Rate of Interest. All past due principal shall bear interest from the date it is due until paid at the lesser of (i) the Maximum Rate or (ii) five (5) percentage points in excess of the Agreed Rate (the “Default Rate”), subject to the provisions of Section 6 of this Note.

6. No Usury. Nothing in this Note or in any instrument, document, or other writing now or hereafter relating to this Note entitles any Holder to contract for, charge, receive, take, or reserve interest hereon in excess of any applicable Maximum Rate. In the event this Note is prepaid in full or in the event the maturity of this Note is accelerated prior to the end of the full stated term hereof, and the interest received prior to such prepayment or acceleration exceeds interest calculated at the Maximum Rate, the then Holder shall credit the amount of such excess against the amounts lawfully owing under this Note or under any instrument, document, or other writing relating to this Note as of the date of such prepayment or acceleration, in any order or manner as such Holder may elect, until all sums lawfully owing to such Holder are fully and finally paid, and the balance, if any, shall be refunded to the person or entity entitled thereto. Notwithstanding any other provision of this Note to the contrary, in no event shall the aggregate of (i) all interest which has accrued on this Note from the date hereof through the date of such calculation, and (ii) the sum of all other amounts accrued or paid from the date hereof through the date of such calculation, which, under applicable laws, are considered interest, ever exceed interest calculated at the Maximum Rate on the principal balance of this Note from time to time remaining unpaid.

Maker and the Holder agree that by the execution, delivery, or acceptance of this Note, each intends to contract in strict compliance with the State of Texas usury laws from time to time in effect. In furtherance thereof, none of the terms of this Note or the Purchase Agreement shall ever be construed to create a contract to pay for the use, forbearance, or detention of money any interest at a rate in excess of the Maximum Rate. Without limiting the generality of the foregoing: (i) if any amounts charged or paid on this Note prior to and incident to final payment hereof include amounts which by law are considered interest which would exceed the Maximum Rate, such charging or payment will be deemed to have been the result of mathematical error on the part both of Maker and the then Holder, and the recipient of such excess payments shall promptly refund the amount of such excess (to the extent only of such interest payments above the maximum amount which could lawfully have been charged, collected, and retained) upon discovery of such error by the recipient of such payment or upon receipt of notice thereof from the person or entity making such payment; and (ii) to the fullest extent permitted by applicable law, all sums paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness evidenced hereby shall, be amortized, prorated, allocated, and spread throughout the full stated term of this Note. The provisions of this paragraph shall control over all other provisions of this Note and of any other instrument,

Note B	2.
Exhibit 3.3

document, or other document evidencing the indebtedness of Maker to the Holder hereunder, which may be in apparent conflict therewith.

7. Default. Maker agrees that the existence or occurrence now or hereafter of any one (1) or more of the following events or conditions constitutes an “Event of Default” hereunder and, upon the occurrence of an Event of Default, and at any time thereafter, cumulative of and in addition to all other rights and remedies available to the Holder, at the option of the Holder, without notice, the entire unpaid principal balance of this Note, together with all interest accrued thereon, shall immediately be due and payable. The Events of Default are:

(a) The failure or refusal of Maker to promptly pay the principal balance as and when due or within five (5) days thereafter;

(b) The failure or refusal of Maker to perform, or the breach of, any of the covenants, agreements, warranties, or conditions contained in this Note other than those contemplated under subparagraph (a) immediately above within fifteen (15) days of notice of such failure or refusal from Holder to Maker, which notice shall specify in reasonable detail the nature of any such breach; provided, however, that if the nature of such failure or refusal is such that it cannot with reasonable diligence be cured within such fifteen (15) day period, no Event of Default shall occur for purposes of this Note, if Maker commences such cure within the foregoing fifteen (15) day period and thereafter diligently prosecutes such cure to completion and completes such cure in all events within sixty (60) days of receipt by Maker of notice of such failure to perform or breach from Holder; or

(c) Maker makes an assignment for benefit of creditors or authorizes the filing of or files a voluntary petition in bankruptcy, or takes advantage of or seeks any other relief under any bankruptcy, reorganization, debtor’s relief or insolvency law now or hereafter existing; or

(d) A receiver or custodian of any material portion of all property owned by Maker is appointed and the order appointing such receiver or custodian remains undismissed, unbonded and unstayed sixty (60) days after such appointment; or

(e) Involuntary bankruptcy proceedings are filed against a Maker and remain undismissed, unstayed and unbonded sixty (60) days after the filing of the petition in bankruptcy.

8. Attorneys’ Fees. If the original or a copy of this Note is placed in the hands of an attorney for enforcement or collection, Maker shall pay to the order of the Holder all reasonable attorneys’ fees, costs, and expenses paid or incurred by the Holder.

Note B	3.
Exhibit 3.3

9. Waivers by Maker. Maker (i) waives grace, demand, notice of intent to accelerate maturity, notice that the Holder will not or will no longer accept late payments, notice of acceleration of maturity, presentment for acceleration, presentment for payment, protest, notice of protest and of dishonor, and diligence in taking any action with respect to any security or the collection of any sums owing hereon and any right to require Holder to marshal assets; and (ii) consents to any and all renewals, extensions, modifications, and rearrangements hereof and to the release of any person or entity liable hereon or herefor (whether by guaranty or otherwise) under any terms deemed by the then Holder, in its sole discretion, to be adequate. Any such renewal, extension, modification, or rearrangement, or the release of any such person or entity, may be made without notice to Maker and without affecting the liabilities and obligations of Maker. The exercise of any right or remedy conferred upon the Holder in this Note, or in any instrument, document, or other writing now or hereafter pertaining to this Note, or pertaining to any other indebtedness now or hereafter owing by Maker to the Holder, shall be wholly discretionary with the Holder, and the exercise of, or failure to exercise, any such right or remedy shall not in any manner affect, impair, or diminish the obligations and liabilities of Maker, or constitute a waiver of any such right or remedy or any other past, present, or future right or remedy of the Holder. Without limiting the foregoing, the acceptance of late payments or the failure to give notice of the occurrence of an Event of Default or to exercise the option to accelerate the maturity of this Note upon any Event of Default shall not constitute a waiver of the right to exercise the option to accelerate the maturity of this Note upon the failure to promptly pay any subsequent payment or in the event there exists or thereafter occurs any other or subsequent Event of Default, and no waiver shall be enforceable against any Holder unless such waiver is expressly set forth in writing and duly executed by the Holder.

10. Governing Law. This Note, and all instruments, documents, and other writings evidencing or pertaining to the indebtedness evidenced hereby have been executed and delivered in Irving, Texas, and shall be construed in accordance with and governed by the applicable laws of the United States of America and the State of Texas (without giving effect to the choice of laws or principles thereof). This Note is to be performed, and is due and payable, in Dallas County, Texas. This Note is the “Note B” referred to in the Purchase Agreement. Any capitalized term used in this Note without definition shall be defined as stated in the Purchase Agreement.

11. Notices. All notices of default required under this Note must be in writing and shall be sent in the same manner and to the parties at the same addresses as set forth in Section 10.11 of the Purchase Agreement. Except as may be specifically provided in this Note, the Holder is not required to give to Maker any notice in any manner connected with or pertaining to any act now or hereafter contemplated to be done (or not done) by such Holder under this Note, or any other instrument, document, or other writing now or hereafter evidencing the purchase money debt evidenced by this Note, except as is specifically required by and may not be effectively waived by Maker under the statutes of the United States of America or the State of Texas, all of which other or additional notices are hereby waived by Maker in every respect.

Note B	4.
Exhibit 3.3

IN WITNESS WHEREOF, the undersigned does hereby execute this Note as of the day and year first set forth above.

MAKER:	CAREERSTAFF UNLIMITED, INC., a Delaware corporation

By:
Name:
Title:

PAY TO THE ORDER OF JPMORGAN CHASE BANK, N.A. IN ITS CAPACITY AS AGENT FOR THE BANKS PARTY TO THAT CERTAIN THIRD AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 10, 2005 AMONG JPMORGAN CHASE BANK, N.A., AS AGENT, HORIZON HEALTH CORPORATION, HORIZON MENTAL HEALTH MANAGEMENT, INC. AND EACH OF THE BANKS FROM TIME TO TIME PARTY THERETO, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME.

HORIZON HEALTH CORPORATION

By:
Name:
Title:

Note B
Exhibit 3.3

Exhibit 3.4

SUN GUARANTY

By its signature set forth below, Sun Healthcare Group, Inc., a Delaware corporation (“Guarantor”) does hereby unconditionally guarantee payment to Horizon Health Corporation (together with all successor holders of the Notes, as defined below, the “Holder”) the full and timely payment by CareerStaff Unlimited, Inc. (the “Maker”) of its obligations (the “Guaranteed Obligations”) under that Promissory Note (Note A) in the original principal amount of Two Million One Hundred Thousand and no/100 Dollars ($2,100,000.00) and under that Promissory Note (Note B) in the original principal amount of Two Million and no/100 Dollars ($2,000,000.00) each dated as of August 29, 2005 and each executed by Maker in favor of Holder (collectively, the “Notes”).

Guarantor does hereby acknowledge and agree that this is a guarantee of payment and not merely of collection and that Holder shall have the right to seek recourse against Guarantor whether or not it has first sought to enforce the Guaranteed Obligations against Maker and is not required to join Maker in any proceeding against Guarantor. This Guaranty shall remain in full force and effect and be binding upon Guarantor, its successors and permitted assigns until all of the Guaranteed Obligations have been satisfied in full.

Guarantor does hereby knowingly and voluntarily waive any and all defenses which may be available to the enforcement of this Guaranty, including any defense based on changes in the condition of the Maker, the statute of limitations, unenforceability of the Notes against Maker or any future amendments or modifications to the Notes, it being understood and agreed that Maker and Holder shall be entitled to modify or amend the Notes without securing the prior written consent of Guarantor and that Guarantor shall be required to keep itself informed with respect to the financial condition of Maker.

Except for any notice specifically provided for in the Notes, Guarantor further waives all notices, presentments, demands for performance, notices of nonperformance, notices of nonpayment, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty, and waives all notices of the existence, creation, or, incurring of new or additional obligations.

Guarantor does hereby represent and warrant that this Guaranty, when executed and delivered by Guarantor, will constitute the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by creditors rights laws and general principles of equity. Guarantor does further represent and warrant that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and that the execution and delivery of this Guaranty by Guarantor are within the Guarantor’s powers, have been duly authorized by all necessary corporate or other action and do not

Sun Guaranty	1.
Exhibit 3.4

contravene, conflict with or constitute a default under any applicable law or the charter documents of Guarantor or of any judgment, contract, agreement, indenture, obligations, or other instrument or document to which Guarantor is bound or to which any asset of Guarantor is subject.

Guarantor further agrees, as a principal obligor under the Notes and not as a guarantor only, to pay to Holder, on demand, all costs and expenses (including court costs and reasonable fees and expenses of legal counsel) incurred or expended by Holder in connection with the enforcement of the Guaranteed Obligations and this Guaranty, together with interest on amounts recoverable hereunder from the time when such amounts become due until payment, whether before or after judgment.

This Guaranty constitutes the entire agreement between Guarantor and Holder with respect to the subject matter hereof. No provision of this Guaranty or right of Holder hereunder may be either modified or waived in whole or in part, nor can Guarantor be released from Guarantor’s obligations hereunder, except by a writing duly executed by Holder and Guarantor.

This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas. In the event of a dispute with respect to the interpretation or enforcement of the terms thereof, the prevailing party shall be entitled to collect from the other its reasonable costs and attorneys fees, including its costs and fees on appeal. Guarantor, by its execution of this Guaranty, and Holder, by its acceptance of this Guaranty, each acknowledges and agrees that it has participated in the drafting and negotiation of this Guaranty. Accordingly, in the event of a dispute with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

GUARANTOR, BY ITS EXECUTION OF THIS GUARANTY, AND HOLDER, BY ITS ACCEPTANCE OF THIS GUARANTY, EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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Sun Guaranty	2.
Exhibit 3.4

In WITNESS WHEREOF, the undersigned has executed this Guaranty as of this      day of August, 2005.

GUARANTOR:	SUN HEALTHCARE GROUP, INC.

By:
Name:
Its:

Sun Guaranty
Exhibit 3.4

THE UNDERSIGNED HEREBY ACCEPTS THE GUARANTY OF SUN HEALTHCARE CORPORATION EXECUTED AS OF AUGUST     , 2005:

HOLDER:	HORIZON HEALTH CORPORATION

By:
Name:
Title:

Sun Guaranty
Exhibit 3.4

Exhibit 4.2(b)

PROCARE ONE NURSES, LLC

ASSIGNMENT OF MEMBERSHIP INTEREST

This Assignment of Membership Interest (the “Assignment”) is made between Horizon Health Corporation, a Delaware corporation (“Assignor”) and CareerStaff Unlimited, Inc., a Delaware corporation (“Assignee”). Assignor owns a one hundred percent (100%) membership interest in ProCare One Nurses, LLC, a Delaware limited liability company (the “Company”), as evidenced by that certain Amended and Restated Limited Liability Company Agreement of ProCare One Nurses, LLC, dated as of June 13, 2002 (the “Agreement”). Assignor desires to transfer its entire one hundred percent (100%) membership interest in the Company to Assignee, and Assignee desires to acquire from Assignor, Assignor’s one hundred percent (100%) membership interest in the Company. In consideration of the foregoing and the promises and the covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereto agree as follows:

1. Assignor hereby represents and warrants that Assignor is the lawful owner of its one hundred percent (100%) membership interest in the Company and that Assignor has good title to such interest free and clear of any liens and other encumbrances.

2. Assignor hereby assigns, transfers and conveys all of Assignor’s rights and interests in Assignor’s one hundred percent (100%) membership interest in the Company to Assignee effective as of August 29, 2005.

3. Assignee accepts and agrees to be bound by the terms and conditions of the Agreement.

4. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Assignment. Delivery of any executed counterpart of a signature page to this Assignment by facsimile shall be as effective as delivery of an executed original counterpart of this Assignment.

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Assignment of Membership Interest	1.
Exhibit 4.2(b)

IN WITNESS WHEREOF, the Assignor and Assignee hereby execute this Assignment of Membership Interest effective as of the 29th day of August, 2005.

ASSIGNOR:

HORIZON HEALTH CORPORATION, a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

CAREERSTAFF UNLIMITED, INC., a Delaware corporation

By:
Name:
Title:

Assignment of Membership Interest
Exhibit 4.2(b)

Exhibit 4.2(g)

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”) is made effective as of the 29th day of August, 2005 (the “Effective Date”), by Horizon Health Corporation, a Delaware corporation (“Seller”).

RECITALS

A. Seller and CareerStaff Unlimited, Inc., a Delaware corporation (“Buyer”) are parties to that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer has agreed to acquire from Seller 100% of the Membership Interests in ProCare One Nurses, LLC, a Delaware limited liability company (the “Company”);

B. The Purchase Agreement requires Seller to execute a Non-Competition and Non Solicitation Agreement.

C. This Agreement satisfies the requirements of the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED:

1. Definitions. Terms defined in this Agreement shall have the meanings assigned to them in this Agreement. In addition to the terms defined in other sections of this Agreement, each of the following terms shall have the meanings assigned to it below:

(a) “Protected Business” means any business which provides specialized staffing services including the placement of nurses and certified nursing assistants to acute care hospitals and specialty clinics or other health care providers on a temporary, travel, temp to hire or permanent staffing basis; provided, however, that the term “Protected Business” shall not apply to the provision of nurses and certified nurse technicians to hospitals for behavioral health or physical rehabilitation units managed by Horizon or any of its affiliates.

(b) “Protected Period” means the period of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date.

(c) “Protected Territory” means (i) any state in which the Company conducted any Protected Business while owned by Seller, and (ii) any state in which the Company or Buyer, directly or through an affiliate, conducts any Protected Business during the Protected Term.

2. Non Competition and Non Solicitation. In consideration of the payment of the Purchase Price, during the Protected Period, Seller shall not, directly or indirectly through an affiliate or otherwise:

(a) Own, operate or manage, any business in the Protected Territory which engages in the Protected Business;

(b) Permit any of its officers or employees to provide services as an employee, independent contractor or consultant under the terms of a verbal or written agreement to, any person or entity that is engaged in the Protected Business in the Protected Territory;

(c) Permit any of its officers or employees to serve as an officer or director of, or own any interest in, any entity (except shares of a publicly owned entity) engaged in the Protected Business in the Protected Territory;

(d) Solicit any of the customers of the Company or of Buyer or of its affiliates in the Protected Territory for the purpose of providing them the services provided by the Protected Business; or

(e) Employ or offer employment to any person then employed by the Company or Buyer (or to any person then employed by an affiliate of Company or Buyer if such person provides services in the Protected Business in the Protected Territory).

3. Non-Disclosure. Seller acknowledges and agrees that prior to the consummation of the transaction provided for in the Purchase Agreement, Seller had access to certain information not generally known to the public or competitors of the Company relating to the business, customers, sales data, policies and procedures, marketing strategies and other proprietary and confidential material of the Company and the Business (the “Confidential Information”). The Confidential Information constitutes a valuable asset of the Company. Any information generally known to the public or competitors of the Company, or available from sources other than the files of the Company, shall not be Confidential Information. Seller acknowledges and agrees that it shall not at any time, during or after the Protected Period, use or disclose to any person, directly or indirectly, any Confidential Information other than if and as required by applicable law or pursuant to an order of a court of competent jurisdiction or other valid legal process, such as a subpoena, and in each such instance only after Seller has provided Buyer with reasonable advance notice of its intent/obligation to disclose such Confidential Information and with an opportunity, at Buyer’s sole cost and expense, to limit or prevent such disclosure and other than in connection with the preparation of tax returns and other required governmental reports and filings and other than in connection with the performance of services contemplated by the Transition Services Agreement entered into among Buyer, Seller and the Company pursuant to the Purchase Agreement.

4. Saving Provision. The non competition and non solicitation provisions contained in Section 2 are fair and reasonably necessary for the protection of the business, goodwill, and other protectable interests of the Company and Buyer. In the

Non-Competition and Non-Solicitation Agreement	2.
Exhibit 4.2(g)

event a court of competent jurisdiction should decline to enforce those provisions, they shall be deemed to be modified to restrict Seller to the maximum extent which the court shall find enforceable; however, in no event shall the above provisions be deemed to be more restrictive to Seller than those contained herein.

5. Injunctive Relief. Seller acknowledges that the breach or threatened breach of any of the non-competition, non-solicitation and non-disclosure covenants or other agreements contained herein would give rise to irreparable injury to the Company and to Buyer, which injury would be inadequately compensable in money damages. Accordingly, the Company or Buyer, or either of them, may seek a restraining order and/or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. Seller acknowledges that the restrictions set out above are necessary for the protection of the legitimate business interests of Buyer and the Company and are reasonable in scope and content.

6. Governing Law. The Agreement shall be construed in accordance with the laws of the State of Texas.

7. Legal Expense. The prevailing party (as determined by the court) in any action to enforce this Agreement shall be entitled to recover from the other party reasonable sums as attorney fees and expenses in connection with such action, including appeal, as fixed by the court.

8. Waiver of Breach. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.

9. Entirety. This Agreement represents the complete and final agreement of the parties concerning restrictions imposed on Seller with respect to the subject matter hereof. This Agreement supersedes any prior negotiations or discussions between the parties and may be modified or amended only by an agreement, in writing, signed by Seller.

10. Captions. The captions of this Agreement are for convenience of reference only and shall not be deemed to define or limit any of the terms hereof.

11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12. Mutual Preparation. Each of the parties hereto has been represented by counsel in the negotiation and preparation of this Agreement. No presumption shall exist (i) in favor of any person by reason of the authorship of any provision of this Agreement by any other person or that person’s counsel or (ii) against a person by reason of the authorship of any provision of this Agreement by that person or that person’s counsel.

SIGNATURE ON FOLLOWING PAGE

Non-Competition and Non-Solicitation Agreement	3.
Exhibit 4.2(g)

IN WITNESS WHEREOF, the undersigned has executed this Non-Competition and Non-Solicitation Agreement effective as of the day and year first set forth above.

HORIZON HEALTH CORPORATION

By:
Name:
Title:

Non-Competition and Non-Solicitation Agreement
Exhibit 4.2(g)

Exhibit 4.2(j)

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of August 29, 2005 by and between Horizon Health Corporation, a Delaware corporation (“Seller”), CareerStaff Unlimited, Inc., a Delaware corporation (“Buyer”), and ProCare One Nurses, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H

WHEREAS, Seller and Buyer are parties to that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer has agreed to acquire from Seller 100% of the Membership Interests in the Company;

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to provide certain services to the Company following the Closing on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

Section 1. Definitions; Purchase Agreement. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement.

Section 2. Services. Seller shall provide to the Company the services listed in Schedule A hereto (collectively, the “Services”). The Services shall be provided with respect to each Service for the period set forth in the description thereof in Schedule A hereto or, if not stated in such description, the term of this Agreement. Schedule A may be updated from time to time during the term hereof to include additional transition services as Buyer and Seller may mutually agree upon. Seller shall provide the Services in accordance with the terms of this Agreement, in a commercially reasonable manner consistent with Seller’s prior practices.

Section 3. Fees; Termination of Services. The Company shall pay Seller a fee for the Services equal to the amount specified in Schedule A hereto. At any time, Buyer may deliver written notice to Seller to terminate or reduce the scope or provision of any Service or all of the Services, and Seller will thereafter terminate or reduce the scope of, as applicable, such Service as set forth in Buyer’s notice. For any Services terminated or reduced at any time other than the last day of a calendar month, all monthly fees shall be prorated, or, in the case of the reduction in a level of service, reduced proportionately to reflect such reduction in service level, based on the actual number of days during which the applicable Services were performed or provided divided by the actual number of days in the calendar month in which such Services are terminated or reduced.

Transition Services Agreement	1.
Exhibit 4.2(j)

Section 4. Invoicing; Payment. Not more than 30 days following the end of each calendar month during the term of this Agreement, Seller shall invoice the Company for the Services performed under this Agreement during the preceding calendar month. The Company shall pay each such invoice in full in immediately available funds within 30 days after the date of such invoice.

Section 5. Disclaimer; Limited Liability.

(a) Seller makes no express or implied representations, warranties, or guarantees relating to the Services to be performed under this Agreement, including, without limitation, any warranty of merchantability or fitness for a particular purpose, except that Seller agrees that it shall provide the Services under this Agreement in a commercially reasonable manner consistent with Seller’s prior practices.

(b) Seller shall not be liable, whether in negligence, breach of contract or otherwise, for any indirect, special, punitive, exemplary, incidental or consequential expenses, claims, Losses or damages of any kind, including, without limitation, loss of profits or business interruption, arising out of or in connection with the rendering of a Service or any failure to provide Service.

Section 6. Term.

(a) The term of this Agreement shall commence as of the date hereof and shall end on October 31, 2005, unless terminated earlier in accordance with the provisions of this Agreement.

(b) Notwithstanding the foregoing paragraph (a):

(i) Seller may terminate this Agreement upon 30 days’ written notice to Buyer upon the Company’s failure to pay all or any portion of any amount owing to Seller when and as due hereunder unless payment is made during such 30-day period; provided that this clause (i) shall not apply to the Company’s failure to pay any amount being disputed in good faith by the Company after Seller’s receipt of written notice of such dispute;

(ii) the Company may terminate this Agreement either in whole or with respect to services specified in such notice of termination at any time upon 30 days’ prior written notice to Seller (provided that the Company shall remain responsible for the payment of all services under this Agreement through the effective date of such termination); and

(iii) either party may terminate this Agreement immediately upon written notice to the other party upon the material breach or failure by the other party to perform its obligations arising under this Agreement (other than any nonpayment referred to in the preceding clause (i)), which material breach or failure is not cured within 30 days after written notice of such breach or failure is given by the non-breaching party to the breaching party.

Transition Services Agreement	2.
Exhibit 4.2(j)

Section 7. Force Majeure; Reduction of Services. Neither party shall be liable for any expense, loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the control of that party, including, without limitation, acts of God, acts or regulations of any Governmental Authority, war, riots, insurrection or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes or shortages of fuel. Nor shall any party be entitled to terminate this Agreement in respect of any such delay or failure resulting from any such event.

Section 8. Independent Contractor. At all times during the term of this Agreement, Seller shall be an independent contractor in providing the Services hereunder. Nothing in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent or otherwise create any liability whatsoever of any party with respect to the indebtedness, liabilities, obligations or actions of the other party or any of the other party’s respective officers, directors, employees, stockholders, agents or representatives.

Section 9. Governing Law. This Agreement and the legal relations between the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to conflicts of law principles. Each party hereby waives trial by jury in any action to which they are a party involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement or any of the transactions contemplated hereby.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

Section 11. Notices. All notices and other communication required or permitted hereunder shall be made in accordance with the Purchase Agreement.

Section 12. Assignment.

(a) Except as expressly provided herein, no party to this Agreement may assign any of its rights, interests, liabilities or obligations under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties

(b) Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

Transition Services Agreement	3.
Exhibit 4.2(j)

Section 13. Entire Agreement. This Agreement, which includes Schedule A hereto, supersedes any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated by this Agreement and constitutes the entire agreement by and among the parties hereto.

Section 14. Amendments, Supplements, Etc. This Agreement may be amended, modified, supplemented or superceded at any time by additional written agreements as may mutually be determined by Buyer and the Seller to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties. None of the terms or conditions of this Agreement may be waived except in an instrument signed by the party seeking to waive the terms or conditions of this Agreement.

[Remainder of page intentionally left blank]

Transition Services Agreement	4.
Exhibit 4.2(j)

IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written.

HORIZON HEALTH CORPORATION

By:
Name:
Title:

CAREERSTAFF UNLIMITED, INC.

By:
Name:
Title:

PROCARE ONE NURSES, LLC

By:
Name:
Title:

SCHEDULE A

TRANSITION SERVICES

Internet Access

Until September 30, 2005, or the date that Company has implemented internet connectivity that the Buyer deems satisfactory, whichever is earlier, Seller shall provide the Company, [at no charge to the Company or to Buyer,] with internet connectivity comparable in speed and bandwidth to the internet connectivity currently available to the Company. Neither Buyer nor the Company shall have access to any of Seller’s applications or servers.

Accounts Payable

Seller shall continue to process the Company’s payables in the normal course of business through the Effective Time. Seller shall continue to pay all invoices that relate to services rendered in a period ending prior to the Effective Time. Unpaid invoices received after the Effective Time that relate to services rendered in a period ending after the Effective Time shall be immediately sent to Buyer (at no cost to Buyer) by fax or email, with the hardcopy to follow within three (3) business days. If the Company gets an invoice after the Effective Time that covers a period that includes the Effective Time, Horizon would be liable for and pay its pro rata portion of the invoice relating to the period prior to the Effective Time.

Accounts Receivable/Billing

Seller shall continue to do the Company’s billings until October 2, 2005, or the date that Buyer delivers a written request to Seller requesting that Seller stop billing, whichever is earlier. The information for the billings shall be loaded into the Company’s system by Company employees and Seller’s employees shall have access to Company’s system and this information to prepare the invoices. After completing the invoicing, Seller’s employees will send the invoice information back to the Company’s SBT system. Buyer shall pay to Seller the amount of $560 per week for such services.

Payroll/Benefits

A. Health and Welfare Benefits. Seller shall continue to provide the individuals listed on Schedule 6.20 to the Purchase Agreement (“Corporate Employees”), each of who immediately prior to the Effective Time was an employee of Seller, and the contract nurses of the Company listed on Schedule 6.20 with the health insurance and welfare benefits currently furnished to such individuals through August 31, 2005, or the date that Buyer advises Seller in writing that alternative benefits are in effect, whichever is earlier. The Corporate Employees shall become employees of the Buyer as of the Effective Time. The Buyer shall thereafter continue such payroll deductions for the Corporate Employees (unless any such employees elect

Transition Services Agreement
Exhibit 4.2(j)

to terminate their coverage) and any unpaid premiums relating to the period of time prior to the Effective Time and shall immediately remit the amount of such deductions to Seller. The Corporate Employees shall continue to pay their portion of the premium directly to Seller through payroll deduction on all checks covering payroll periods during which such employees were employed by Seller. The Company or Buyer shall pay to Seller an amount equal to 3/31sts of the portion of the August premiums or self-insurance contribution paid by Seller for each of the Corporate Employees. Claims made for medical services rendered after the Effective Time but prior to 11:59 p.m. on August 31, 2005, shall be the responsibility of Seller.

B. Payroll. The Company’s employees are paid weekly in arrears. Seller shall be responsible for funding payrolls related to services provided through the Effective Time and Buyer shall be responsible for funding payrolls related to services provided after the Effective Time. Buyer shall coordinate with Probusiness to ensure that a payroll account is established and adequately funded for all payrolls that are Buyer’s responsibility. Through the October 2, 2005 payroll period, Seller shall continue to generate the payroll for individuals who are currently employed by the Company, as reflected on Exhibit 6.9 to the Purchase Agreement. Buyer shall pay to Seller for such payroll services (a) the actual costs charged to Seller for processing such payrolls and (b) a fee of $100 per week.

C. August Bonus. The amount of the August Bonus, as defined in the Purchase Agreement, will not be known until after the Closing Date. Seller shall be responsible for 28/31sts of the August Bonus and Buyer shall be responsible for 3/31sts of the August Bonuses. Buyer shall pay the bonuses when due and Seller shall pay Buyer an amount equal to Seller’s pro rata share within five (5) days after receiving an invoice therefor.

Transition Services Agreement
Exhibit 4.2(j)

Exhibit 4.2(k)

ASSIGNMENT OF LOCK BOX

August 29, 2005

Bank of America,

Attn: Sara Ramos

901 Main Street, 7th Floor

TX1-492-07-03

Dallas, TX 75202-3714

Dear Ms. Ramos,

Please accept this letter as authorization to transfer ownership of lockbox #LAC-057074 in the name of Horizon Health Corporation d/b/a ProCare One Nurses to CareerStaff Unlimited, Inc. effective Monday, August 29, 2005. As of this date, CareerStaff Unlimited, Inc. will assume 100% ownership in the member interests of ProCare One Nurses from Horizon Health Corporation. This lockbox is currently assigned to account #4795126680 in the name of Horizon Health Corporation d/b/a ProCare One Nurses, LLP. In conjunction with this transfer of ownership, please reassign lockbox #LAC-057074 to account #3756305519 with an ABA of 111000012 in the name of Sun Healthcare Group, Inc.

Thank you for your assistance in this matter. If you have any questions or need additional information, please contact Brian Poff at 972-420-8350.

Thank you,

John Pitts
Sr. VP of Finance

Assignment of Lock-Box
Exhibit 4.2(k)

Exhibit 4.3(a)

CLOSING CERTIFICATE

I,                                              , the                                               of Horizon Health Corporation, a Delaware corporation, (“Seller”) do hereby certify to CareerStaff Unlimited, Inc., a Delaware corporation (“Buyer”) in connection with the sale by Seller of Seller’s one hundred percent (100%) membership interest in ProCare One Nurses, LLC, a Delaware limited liability company, as set forth in that certain Membership Interest Purchase Agreement dated as of August 22, 2005, between the Seller and Buyer (the “Purchase Agreement”), that:

1. I am authorized to execute and deliver this Certificate in the name of and on behalf of Seller;

2. The representations and warranties of Seller contained in the Purchase Agreement or in any certificate or document delivered in connection with the Purchase Agreement or the transactions contemplated therein are true at and as of the Closing Date as though such representations and warranties were then again made; and

3. Seller has performed its obligations under the Purchase Agreement that are to be performed prior to or at Closing.

A capitalized term that is used herein but that is not defined herein shall have the meaning as set forth in the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned hereby executes this Closing Certificate effective as of the 29th day of August, 2005.

HORIZON HEALTH CORPORATION,
a Delaware corporation

By:
Name:
Its:

Closing Certificate - Seller
Exhibit 4.3(a)

Exhibit 4.3(b)

CLOSING CERTIFICATE

I, Rick Peranton, the President of CareerStaff Unlimited, Inc., a Delaware corporation, (“Buyer”) do hereby certify to Horizon Health Corporation, a Delaware corporation (“Seller”) in connection with the sale by Seller of Seller’s one hundred percent (100%) membership interest in ProCare One Nurses, LLC, a Delaware limited liability company, as set forth in that certain Membership Interest Purchase Agreement dated as of August 22, 2005, between the Seller and Buyer (the “Purchase Agreement”), that:

1. I am authorized to execute and deliver this Certificate in the name of and on behalf of Buyer;

2. The representations and warranties of Buyer contained in the Purchase Agreement or in any certificate or document delivered in connection with the Purchase Agreement or the transactions contemplated therein are true at and as of the Closing Date as though such representations and warranties were then again made; and

3. Buyer has performed its obligations under the Purchase Agreement that are to be performed prior to or at Closing.

A capitalized term that is used herein but that is not defined herein shall have the meaning as set forth in the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned hereby executes this Closing Certificate effective as of the 29th day of August, 2005.

CAREERSTAFF UNLIMITED, INC.,
a Delaware corporation

By:
Name:
Its:

Exhibit 6.2

CERTIFICATE OF FORMATION AND OPERATING AGREEMENT

Certificate of Formation and Operating Agreement
Exhibit 6.2

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “PROCARE ONE NURSES, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SEVENTH DAY OF SEPTEMBER, A.D. 2000, AT 9 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY.

/s/ HARRIET SMITH WINDSOR
3284541 8100H [SEAL]	Harriet Smith Windsor, Secretary of State

050626952	AUTHENTICATION: 4057118
DATE: 07-29-05

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/07/2000
001450569 – 3284541

CERTIFICATE OF FORMATION

OF

PROCARE ONE NURSES, LLC

This Certificate of Formation of PROCARE ONE NURSES, LLC, dated as of September 6, 2000, is being duly executed and filed by Thomas C. Foster, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101. et seq.).

1. The name of the limited liability company formed hereby is PROCARE ONE NURSES, LLC.

2. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

3. The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington. Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ THOMAS C. FOSTER
Thomas C. Foster, Authorized Person

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PROCARE ONE NURSES, LLC

A Delaware Limited Liability Company

Dated as of June 13, 2002

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PROCARE ONE NURSES, LLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1.	Definitions	1

ARTICLE II FORMATION		2
2.1.	Formation	2
2.2.	Name	3
2.3.	Registered Office and Principal Office of Company	3
2.4.	Term of Company	3

ARTICLE III PURPOSE AND AUTHORITY OF THE COMPANY		3
3.1.	Purposes and Scope	3
3.2.	General Authority	3
3.3.	Foreign Qualification	3
3.4.	Mergers and Exchanges	3
3.5.	No State Law Partnership	3

ARTICLE IV MANAGEMENT OF COMPANY		4
4.1.	Manager; Powers	4
4.2.	Limitation on Liability of the Manager	4
4.3.	Compensation and Reimbursement	4
4.4.	Officers	4

ARTICLE V CAPITAL CONTRIBUTIONS AND ACCOUNTS		6
5.1.	Capital Contributions; Withdrawal or Reduction of Capital Contributions	6
5.2.	Capital Accounts	7
5.3.	Basis-Adjustment Election	7
5.4.	Defaults	8
5.5.	Membership Interests	8

ARTICLE VI PROFITS AND LOSSES; DISTRIBUTIONS; TAX MATTERS; BOOKS AND RECORDS		8
6.1.	Allocations of Profits and Losses	8
6.2.	Definition of “Net Operating Cash Flow”	8
6.3.	Distributions of Proceeds of Terminating Capital Transaction	9
6.4.	Distributions	9
6.5.	Limitation Upon Distributions	9
6.6.	Accounting Principles	9
6.7.	Records and Reports	9
6.8.	Returns and Other Elections	10
6.9.	“Tax Matters Partner”	10

i

ARTICLE VII MEMBERS’ LIABILITY, RIGHTS AND DUTIES		10
7.1.	Members; Powers	10
7.2.	Limitation of Liability	11
7.3.	Company Debt Liability	11
7.4.	Limitations on Rights	11

ARTICLE VIII INDEMNIFICATION		11
8.1.	Liability of Manager or Officers of the Company for Certain Acts	11
8.2.	Indemnification of Manager or Officers of the Company	12

ARTICLE IX GENERAL RESTRICTIONS ON TRANSFER OF AN COMPANY INTEREST		13
9.1.	Transfers	13
9.2.	Limitations on Transfers of Interest Having Adverse Legal Effects	14

ARTICLE X TERMINATION AND DISSOLUTION		14
10.1.	Grounds for Dissolution	14
10.2.	Dissolution Procedure	14
10.3.	Waiver of Partition - Dissolution and Withdrawal	14

ARTICLE XI ARBITRATION		15

ARTICLE XII INVESTMENT REPRESENTATIONS		15
12.1.	Interests Not Registered	15
12.2.	Investment Representation	15
12.3.	Further Representations	16

ARTICLE XIII GENERAL MATTERS		16
13.1.	Governing Law	16
13.2.	No Waiver	16
13.3.	Amendment	16
13.4.	Binding Effect	16
13.5.	Construction; Definitions	16
13.6.	Text To Control	17
13.7.	Severability	17
13.8.	Notices	17
13.9.	Counterparts	17

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PROCARE ONE NURSES, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into this 13th day of June, 2002 by and among PROCARE ONE NURSES, LLC (the “Company”) and HORIZON HEALTH CORPORATION,. a Delaware corporation (“Horizon”), and supersedes and replaces any and all limited liability company agreements of the Company.

RECITALS

WHEREAS, pursuant to the Delaware Limited Liability Company Act (the “Act”), the Company was formed on September 7, 2000.

WHEREAS, pursuant to that certain Member Interests Purchase Agreement (“Purchase Agreement”) by and among Lara Mac, Steve MacEachernan, Obstetrical Nurses, Inc., a California corporation, and Horizon dated June 13, 2002, Horizon acquired one hundred percent (100%) of the membership interests (“Membership Interests”) in the Company (the “Purchase transaction”).

WHEREAS, Horizon desires to amend and restate the Limited Liability Company Agreement of ProCare One Nurses, LLC dated as of January 1, 2001 in its entirety to reflect the Purchase Transaction and to effect certain other changes to the limited liability company agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a) “Capital Accounts” means, with respect to any Member, the account maintained for such Member pursuant to Section 5.2 of this Agreement.

(b) “Capital Contribution” means, as to any Member, the sum of all cash and the fair market value of any property (as specified in this Agreement, or, if not so specified, as determined by the Members) which has actually been paid or contributed to the Company by such Member.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Company’s business; and (iii) such cash reserves as the Manager (as defined in Section 4.1) deems reasonably necessary to the proper operation of the Company’s business.

(e) “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

(f) “Initial Capital Contribution” means the initial contribution to the capital of the Company made, by a Member pursuant to this Agreement.

(g) “Losses” means, for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any expenditures described in Section 705(a)(2)(B) of the Code.

(h) “Member” means Horizon Health Corporation, a Delaware corporation, and any successor or successors to all or any part of any such Person’s interest in the Company, or any additional Member admitted as a Member of the Company in accordance with Article IX, each in its capacity as a Member of the Company, but does not include any Person who has ceased to be a Member of the Company. “Members” means all such Persons collectively in their capacity as Members of the Company.

(i) “Membership Interest” means the percentage of ownership interest of a Member of the Company at any particular time.

(j) “Person” shall have the meaning given that term in the Act.

(k) “Profits” means, for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any income described in Section 705(a)(1)(B) of the Code.

ARTICLE II

FORMATION

2.1 Formation. A Certificate of Formation of the Company was filed with the Secretary of Delaware on September     , 2001. The Company was formed as a Delaware limited liability company under and pursuant to the Act and except as expressly provided and permitted herein to the contrary, the rights and obligations of the

Members and the administration and termination of the Company shall be governed by the Act.

2.2 Name. The name of the Company shall be, and the business of the Company shall be and the business of the Company shall be conducted under the name of ProCare One Nurses, LLC. The Company’s business may be conducted under any other name or names approved by the Manager.

2.3 Registered Office and Principal Office of Company. The Company shall maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. The Company may maintain offices at such locations as the Manager deems advisable.

2.4 Term of Company. The Company commenced on the date the Certificate of Formation of the Company was filed in the Office of the Secretary of State of Delaware and its term shall be perpetual, unless dissolved sooner pursuant to this Agreement or the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.

ARTICLE III

PURPOSE AND AUTHORITY OF THE COMPANY

3.1 Purposes and Scope. The principal purpose of the Company shall be to transact any and all lawful business for which limited liability companies may be organized under the Act.

3.2 General Authority. The Company shall have the powers set forth in the Act, including the authority to borrow and loan money and the authority to purchase, lease or in any manner hold, own, improve, sell, exchange, or lease any property in connection with its business. The Company shall have the power and authority to do any and all other acts or things which may be incidental or necessary to carry on the business of the Company as herein contemplated.

3.3 Foreign Qualification. The Manager shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company conducts business. The Manager and each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

3.4 Mergers and Exchanges. The Company may be a party to (i) a merger or (ii) an exchange or acquisition of the type described in the Act, subject to obtaining the required vote of the Members in compliance with the Act.

3.5 No State Law Partnership. The Members intend that the Company will be treated as a partnership for tax purposes in the event that the Company shall have more than one (1) member and that, in such event, each Member will be treated as a partner of a partnership for tax purposes, and that, for any purposes other than tax purposes, the Company will not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or a joint venturer of any other Member and this Agreement may not be construed to suggest otherwise.

ARTICLE IV

MANAGEMENT OF COMPANY

4.1 Manager; Powers. The Member holding the largest percentage of the Membership Interests of the Company at any given time shall be referred to as “manager” of the Company within the meaning of the Act (the “Manager”). Subject to the limitations of this Agreement and the Act, all aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company shall be made by the Manager, acting alone. In addition to the specific rights and powers granted herein, the Manager shall possess, enjoy, and may exercise all of the rights and powers of managers as more particularly provided in the Act, so long as such rights and powers do not conflict with the rights, powers or obligations set forth in this Agreement. All agreements, contracts, and any and all other documents and instruments affecting or relating to the business and affairs of the Company shall be executed on behalf of the Company by the Manager acting alone and without execution of any Member.

4.2 Limitation on Liability of the Manager. The Manager shall not by reason of being a Manager, be bound by, or be personally liable to any third-party for a judgment, decree or order of a court or in any manner, for the expenses, liabilities or obligations of the Company whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

4.3 Reimbursement. The Manager shall be entitled to reimbursement for expenses incurred by it in managing and conducting the business and affairs of the Company.

4.4 Officers.

(a) Authority and Duties. The officers of the Company shall have the authority and shall exercise the powers and perform the duties specified below and as may be additionally specified by the Manager or this Agreement (and in all cases where the duties of any officer are not prescribed by this Agreement or the Manager, such officer shall follow the orders and instructions of the Chief Executive Officer or President):

(1) Chief Executive Officer. The Chief Executive Officer shall be the Chief Executive Officer of the Company and shall have the general supervision and direction over the business of the Company and shall perform all the duties and have all the powers commonly incident to that office together with such other powers and duties as may be assigned to him by the Manager.

(2) President. The President shall preside over the general and active management of the business of the Company, and shall direct, manage and control the business of the Company to the best of the President’s ability. The President shall serve until resignation or dissolution and liquidation of the Company or removal by the Manager. The President shall, subject to the provisions of Section 4.4(b), have full and complete authority, power and discretion to make any and all decisions and do any and all things that the President deems to be reasonably required in furtherance of the Company’s business and objectives. Without limiting the generality of the foregoing, the Chief Executive Officer, the President or such subordinate officer designated by the Chief Executive Officer or the President, or any officer duly authorized by the Manager shall have the power and authority on behalf of the Company:

(A) to purchase liability and other insurance to protect the Company’s property and business;

(B) to invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(C) to employ accountants, legal counsel, managing agents or other experts, employees or agents to perform services for the Company and to compensate them from Company funds;

(D) to negotiate with employees and any labor union representing employees of the Company; and

(E) to carry out all orders and resolutions of the Manager.

(3) Additional Officers, Vacancies. The Manager may (a) elect or appoint such assistant and other subordinate officers, including vice presidents, treasurers or secretaries, as the Manager shall deem necessary or appropriate, and (b) fill vacancies in any office. Any number of offices may be held by the same person, including the office of the Chief Executive Officer and the President.

(b) Execution of Contracts. Each of the Chief Executive Officer, the President or such subordinate officer or officers designated by the Chief Executive Officer or the President or any officer designated by the Manager shall have the authority to execute on behalf of the Company all agreements, instruments, and documents, including, without limitation, checks, drafts, notes, and other negotiable instruments, mortgages, deeds of trusts, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary to effectuate any actions which have been approved by the Members or the Manager (if such actions require under the Act or this Agreement the approval of the Members or the Manager) or by the Chief Executive Officer or the President (if such actions do not require under the Act or this Agreement the approval of the Members or the Manager).

(c) General.

(1) Removal. Any officer may be removed at any time by the Manager whenever in the Manager’s best judgment the best interests of the Company will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer shall not in itself create contract rights.

(2) Resignation. Any officer may resign at any time, subject to the rights or obligations under any existing contracts between the officer and the Company, by giving written notice to the Chief Executive Officer, the President or the Manager. An officer’s resignation shall take effect at the time specified in the notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(3) Vacancies. A vacancy in any office, however occurring, may be filled by the Manager as provided in Section 4.4(a)(3) for the unexpired portion of the term.

(4) Indemnification. The Company shall indemnify the officers of the Company to the extent set forth in Article VIII.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ACCOUNTS

5.1 Capital Contributions; Withdrawal or Reduction of Capital Contributions.

(a) Each Member shall be obligated to make contributions to the Company in the aggregate amounts agreed to by such Member at the time such Member is admitted to the Company. Such contribution is the Initial Capital Contribution of each such Member and, upon such contribution, each such Member shall receive its Membership Interest.

(b) If at any time the Members determine that the Company has insufficient funds to carry out the purposes of the Company, the Members may, but only on the unanimous agreement of the Members, make additional contributions to the capital of the Company on such terms, conditions, and provisions as may be unanimously agreed upon by all the Members.

(c) No Member shall be paid interest on any Capital Contribution to the Company.

(d) A Member shall not receive out of the Company’s property any part of its Capital Contributions until all liabilities of the Company, except the liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay such liabilities.

(e) No Member shall have the right to withdraw all or any part of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contributions, no Member shall have the right to receive property other than cash.

(f) No Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits, Losses or distributions; provided that this subsection shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

5.2 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (i) the amount of any cash actually contributed by such Member to the capital of the Company or deemed contributed pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c); (ii) the fair market value of any property contributed by such Member to the Company; (iii) the amount of any Company liabilities that are expressly assumed by such Member or that are secured by any Company property distributed to such Member; and (iv) the amount of Profits allocated to such Member. Each Member’s Capital Account will be decreased by (i) the amount of cash distributed to such Member by the Company or amounts deemed distributed pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c); (ii) the fair market value of any property distributed to such Member by the Company; (iii) the amount of any liabilities of such Member that, are expressly assumed by the Company or that are secured by any property contributed by such Member to the Company; and (iv) the amount of Losses allocated to such Member.

(b) In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith. The Members agree to make appropriate modification if unanticipated events might otherwise cause this Agreement not to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder.

5.3 Basis-Adjustment Election. The Manager may elect pursuant to Section 754 of the Code to adjust the basis of the Company’s assets for all transfers of

Company interests or distributions of property to Members if such election would benefit any Member or the Company.

5.4 Defaults. If a Member violates the provisions of this Agreement, such act or acts shall be void ab initio and, for so long as such Member is in default, such Member’s right to receive distributions shall be suspended. The Company shall promptly give the defaulting Member notice of the default. Upon such Member’s cure of the default, such Member’s rights to receive distributions shall be restored and such Member shall receive all suspended distributions.

5.5 Membership Interests. The Membership Interest of each Member is set forth below his or its respective name on the signature page of this Agreement.

ARTICLE VI

PROFITS AND LOSSES; DISTRIBUTIONS; TAX MATTERS;

BOOKS AND RECORDS

6.1 Allocations of Profits and Losses.

(a) All items of income, gain or loss recognized for each fiscal year in accordance with accounting principles consistently applied from year to year shall be allocated among the Members in proportion to their respective Membership Interests.

(b) In the event that an allocation of loss, deduction or tax credit would result in one Member’s Capital Account becoming negative while the other Members remains positive, then the loss, deduction or tax credit shall be allocated first to the Member having a positive Capital Account until such Capital Account is reduced to zero, and then in accordance with Section 6.1(a).

(c) In accordance with Code Section 704(c) and the regulations thereunder, with respect to any property contributed to the capital of the Company, there will first be specially allocated amounts of depreciation (and with respect to the disposition of any such property, such items of taxable income or taxable loss), solely for federal income tax purposes, as are necessary to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial value allocated to the Capital Account of the contributing Member. Allocations pursuant to this Section 5.1(c) are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, or other items or distributions pursuant to any provision of this Agreement.

6.2 Definition of “Net Operating Cash flow”. “Net Operating Cash Flow” shall be determined in the discretion of the Manager, but generally shall mean the gross cash proceeds from Company’s operations less the portion thereof required to pay the Company’s expenses less any reserves established by the Manager for direct operating expenses, taxes, maintenance, insurance, capital expenditures, repairs and other items deemed reasonable and necessary for the Company’s business operations. In addition, Net Operating Cash Flow shall include any net cash proceeds received from the sale, financing or refinancing of the Company’s assets, other than a sale or other permanent disposition of all or substantially all of the assets of the Company or a dissolution of the Company, or both (a “Terminating Capital Transaction”).

6.3 Distributions of Proceeds of Terminating Capital Transaction. Subject to Article XI, the proceeds of any Terminating Capital Transaction shall be distributed in the following order of priority:

(a) To the payment of the expenses of the Terminating Capital Transaction including, without limitation, brokerage commissions, legal fees, accounting fees and closing costs.

(b) To the payment of debts, return of Capital Accounts and distribution to Members according to the priorities defined by Article XI hereof.

6.4 Distributions. All distributions of Distributable Cash or other property shall be made to the Members, pro rata, in proportion to their respective Membership Interests on the record date of such distribution. Except as provided in Section 6.8, all distributions of Distributable Cash and property shall be made no less often than annually. All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

6.5 Limitation Upon Distributions. The Company may not make a distribution to its Members to the extent that such distribution is prohibited under the Act or other applicable law.

6.6 Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the method of accounting adopted by the Company.

6.7 Records and Reports. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a) A current list that states:

(1) The name and mailing address of each Member; and

(2) The Membership Interest owned by each Member;

(b) Copies of the federal, state and local information or income or franchise tax returns for each of the Company’s six (6) most recent tax years;

(c) A copy of the Certificate of Formation and this Agreement, all amendments or restatements, executed copies of any powers of attorney, and copies of any document that creates, in the manner provided by the Certificate of Formation or this Agreement, classes or groups of Members;

(d) Correct and complete books and records of account of the Company;

(e) Records of all proceedings and actions taken by the Members; and

(f) Any other books, records or documents required by the Act or other applicable law.

6.8 Returns and Other Elections. The Members shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within seventy-five (75) days after the end of each Fiscal Year of the Company. All elections permitted to be made by the Company under federal or state laws shall be made with the unanimous consent of the Members. The Company agrees that all tax information regarding Company operations and activities necessary for Members to be able to file their tax returns shall be furnished to the Members within seventy-five (75) days of the end of each Fiscal Year of the Company and as appropriate throughout the Fiscal Year for purposes of Members’ taxes related to Company operations and activities.

6.9 “Tax Matters Partner”. In the event the Company shall have more than one Member, the Manager shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. The “tax matters partner” shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code. The “tax matters partner” shall inform each other Member of all significant matters that may come to its attention in its capacity as “tax matters partner” by giving notice thereof on or before the fifth (5th) business day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The “tax matters partner” may not take any action contemplated by Sections 6222 through 6232 of the Code without the unanimous consent of the Members, but this sentence does not authorize the “tax matters partner” to take any action left to the determination of an individual Member under Section 6222 through 6232 of the Code or any similar state or local provision.

ARTICLE VII

MEMBERS’ LIABILITY, RIGHTS AND DUTIES

7.1 Members: Powers. No member may, without prior written consent of the Manager, which consent may be withheld in the sole, and absolute discretion of the Manager, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company.

7.2 Limitation of Liability. Each Member’s liability shall be limited as set forth in the Act, other applicable law and this Agreement.

7.3 Company Debt Liability. Except as otherwise provided by law, a Member will not personally be liable for any debts, losses, liabilities or obligations of the Company beyond such Member’s respective Capital Contribution, except:

(a) a Member is liable to the Company for the difference, if any, between such Member’s actual Capital Contributions and that stated in this Agreement as having been made by such Member;

(b) a Member is liable to the Company for any unpaid Capital Contributions which such Member agreed in this Agreement to make in the future at the time and on the conditions as stated in this Agreement; and

(c) when a Member has received the return in whole or in part of such Member’s Capital Contribution in violation of this Agreement or the Act, the Member shall be liable to the Company for a period of six (6) years thereafter for the amount of the Capital Contribution wrongfully returned, regardless of whether the returned Capital Contribution is necessary to discharge the Company’s liability to any creditor.

7.4 Limitations on Rights. No Member shall have the power or right to reduce such Member’s Capital Contribution of the Company except as a result of the dissolution of the Company or as otherwise provided in the Act or this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Liability of Manager or Officers of the Company for Certain Acts. Each Member serving as the Manager and each officer of the Company shall exercise their business judgment in managing the business, operations and affairs of the Company. Absent fraud, deceit, gross negligence, willful misconduct or a wrongful taking, neither a Member serving as the Manager nor an officer of the Company shall be liable or obligated to the Members or to the Company for any mistake of fact or judgment, for the doing of any act, or for the failure to do any act in conducting the business, operations and affairs of the Company which may cause or result in any loss or damage to the Company or its Members. No Member serving as the Manager or officer of the Company guarantees the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. No Member serving as the Manager or officer of the Company shall be responsible to any Member because of a loss of such Member’s investment, unless the loss shall have been the result of such Member’s serving as the Manager or officer’s fraud, deceit, gross negligence, willful misconduct or a wrongful taking. Neither the Member serving as the Manager nor officers of the Company shall be jointly and severally liable for fraud, deceit, gross negligence, willful misconduct or wrongful taking, but each such person shall only be liable for such person’s own actions and omissions.

8.2 Indemnification of Manager or Officers of the Company.

(a) Right to Indemnification. The Company shall indemnify, to the fullest extent permitted by law (including without limitation in circumstances in which, in the absence of this Section 8.2(a), indemnification would be discretionary under the laws of Delaware or limited or subject to particular standards of conduct under such laws) each Member serving as the Manager and each officer of the Company against all costs, expenses and liability, including reasonable attorneys’ fees, incurred in connection with, relating to or as a result of any action, suit or proceeding to which such person or officer of the Company may be involved or made a party by reason of being or having been the Manager or an officer of the Company, or while serving as the Manager or as an officer of the Company, is or was serving at the request of the Company as a manager, director, officer, partner, trustee, employee, fiduciary or agent of any other domestic or foreign limited liability company, corporation, Company, joint venture, trust, employee benefit plan or other entity or enterprise.

(b) Advancement of Expenses. In the event of any action, suit or proceeding in which a Member serving as the Manager or an officer of the Company is involved or which may give rise to a right of indemnification under Section 8.2(a), following written request to the Company by such person or officer of the Company, the Company shall pay to such person or officer, to the fullest extent permitted by law (including without limitation in circumstances in which, in the absence of this Section 8.2(b), advancement of expenses would be discretionary under the laws of Delaware or limited or subject to particular standards of conduct under such laws), amounts to cover expenses incurred by such person or officer in, relating to or as a result of such action, suit or proceeding in advance of its final disposition.

(c) Settlements. The Company shall not be liable under this Section 8.2 for any amounts paid in settlement of any action, suit or proceeding effected without the approval of the Manager. The Company shall not settle any action, suit or proceeding in any manner that would impose any penalty or limitation on a Member serving as the Manager or an officer of the Company without such Member’s or such officer’s written consent. Consent to a proposed settlement of any action, suit or proceeding shall not be unreasonably withheld by either the Member serving as the Manager or the officer of the Company.

(d) Liability Insurance. The Company may purchase and maintain insurance on behalf of any person or Member who is or was a Manager or an officer of the Company or who is or was serving at the request of the Company as a manager, director, officer, partner, trustee, employee, fiduciary or agent of any other domestic or foreign limited liability company, corporation, Company, joint venture, trust, employee benefit plan or other entity or enterprise against any liability asserted against and incurred by such Member serving as the Manager or such officer of the Company in any such capacity or arising out of their status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section. Any such insurance may be procured from any insurance company designated by the Manager, whether such insurance company is formed under the laws of Delaware or any other jurisdiction of the United States or elsewhere.

(e) Other Rights and Remedies. The rights to indemnification and advancement of expenses provided in this Section shall be in addition to any other rights a Manager or an officer of the Company may have or hereafter acquire under any law, provision of the Certificate of Formation, any other or further provision of this Agreement, vote of the Manager, agreement or otherwise. The Company shall have the right, but shall not be obligated, to indemnify or advance expenses to any employee or agent of the Company in accordance with and to the fullest extent permitted by law.

(f) Applicability Effect. The rights to indemnification and advancement of expenses provided in this Section shall be applicable to acts or omissions that occurred prior to the adoption of this Section, shall continue as to any Member serving as the Manager or officer of the Company during the period such Member or officer serves in any one or more of the capacities covered by this Section, shall continue thereafter so long as such Member or officer may be subject to any possible action, suit or proceeding by reason of the fact that such Member or officer served in any one or more of the capacities covered by this Section, and shall inure to the benefit of the estate and personal representatives of each such Member or person. Any repeal or modification of this Section or of any provision hereof shall not affect any rights or obligations then existing. All rights to indemnification under this Section shall be deemed to be provided by a contract between the Company and each Member serving as the Manager or as an officer of the Company.

(g) Limitation on Members’ Liability. The indemnification provided for in this Section shall in no event cause the Members to incur any liability beyond their total Capital Contributions plus their share of any undistributed Profits of the Company, nor shall it result in any liability of the Members to any third party.

ARTICLE IX

GENERAL RESTRICTIONS ON

TRANSFER OF AN COMPANY INTEREST

9.1 Transfers. A Member may not transfer, assign, pledge, hypothecate or encumber, in whole or in part, its Membership Interest, without the prior written consent of all the other Members. In the event that a Member assigns part of its Membership Interests in accordance with this Section, the assignee of such Membership Interests shall (immediately and automatically, without further procedure) (i) become a Member and (ii) be entitled to exercise any and all rights and powers of a Member (including, without limitation, the right to participate in the management of the business and affairs of the Company to the same extent that the assignor of such Membership Interests had such rights). In the event that a Member assigns all of its Membership Interests in accordance with this Section, (a) the assignee of such Membership Interests shall (immediately and automatically, without further procedure) (i) become a Member and (ii) be entitled to exercise any and all rights and powers of a Member (including, without limitation, the right to participate in the management of the business and affairs of the Company to the same extent that the assignor of such Membership Interests had such rights), and (b) the assignor of such Membership Interests shall (immediately and automatically, without further procedure) (i) cease to be a Member and (ii) cease to be entitled to exercise any of the rights of powers of a Member.

9.2 Limitations on Transfers of Interest Having Adverse Legal Effects. Notwithstanding any other provision of this Article IX, the Members may not make any type of transfer of any part or all of their interest in the Company if, in the opinion of counsel for the Company, such transfer would result in a violation of applicable law, or would jeopardize the status of the Company as an unincorporated entity for federal income tax purposes.

ARTICLE X

TERMINATION AND DISSOLUTION

10.1 Grounds for Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a) the unanimous written agreement of all Members to dissolve the Company; or

(b) the entry of decree of judicial dissolution under Section 18-802 of the Act.

10.2 Dissolution Procedure. The procedure to be followed after the occurrence of one of the events causing dissolution shall be as follows:

(a) all Company assets shall be liquidated;

(b) then all outstanding debts, expenses and liabilities to third party creditors of the Company shall be paid in the order of priority provided by applicable law;

(c) then any remaining funds shall be paid to the Members in accordance with their respective Membership Interests; and

(d) then the Company shall execute a Certificate of Cancellation which shall be filed in the office of the Delaware Secretary of State as provided by the Act, and the Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

10.3 Waiver of Partition - Dissolution and Withdrawal. Each of the Members hereby waives any and all right that each such Member may have to maintain any action for partition with respect to each such Member’s interest in the Company or any right such Member may have to force or compel dissolution of the Company except in accordance with this Agreement. Each Member specifically waives any rights such Member may now have or hereafter acquire to withdraw from the Company, and if, notwithstanding such waiver, a Member withdraws in violation of this Agreement, the Company may, in addition to exercising any other remedies at law or in equity, recover damages for breach of this Agreement and offset such damages against amounts otherwise distributable to the withdrawing Member.

ARTICLE XI

ARBITRATION

The Members agree to submit all controversies, claims and matters of difference to arbitration in Dallas, Texas, according to the rules and practices of the American Arbitration Association from time to time in force, except that if such rules and practices differ from the state rules of civil procedure or any other provisions of state law then in effect, such state rules and law shall govern. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of one party if notice of the proceeding has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by the state rules of civil procedure. All awards may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or such party’s property, as a basis of judgment and of the issuance of execution for its collection. No party shall be considered in default hereunder during the pendency of arbitration proceedings relating to such default.

ARTICLE XII

INVESTMENT REPRESENTATIONS

12.1 Interests Not Registered. The Members understand that (a) the Membership Interests evidenced by this Agreement have not been registered under the Securities Act of 1933, as amended (the “‘33 Act”), the Delaware Securities Act, as amended, or any other state or foreign securities laws (collectively, the “Securities Acts”) because the Company is issuing such Membership interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering, (b) the Company has relied upon the fact that such Membership Interests are to be held by each Member for investment, and (c) exemption from registrations under the Securities Acts would not be available if such Membership interests were acquired by a Member with a view to distribution.

12.2 Investment Representation. Each Member hereby confirms to the Company that such Member is acquiring the Membership Interests in the Company for such own Member’s account, for investment, and not with a view to the resale or distribution thereof. Each Member agrees not to transfer, sell or offer for sale any portion of its Membership Interest as a Member in the Company unless there is an effective registration or other qualification relating thereto under the ‘33 Act, and under any applicable state or foreign securities laws or unless the holder of such Membership

Interest in the Company delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under the ‘33 Act and applicable state or foreign securities laws is not required in connection with such transfer, sale or offer. Each Member understands that the Company is under no obligation to register the Membership Interests in the Company or to assist such Member in complying with any exemption from registration under the Securities Acts if such Member should at a later date wish to dispose of its Membership Interests as a Member in the Company. Each Member recognizes that exemptions from registration, in any case, are limited and may not be available when the Member may wish to sell, transfer or otherwise dispose of any of the Member’s Membership Interests in the Company. Furthermore, each Member realizes that the Membership Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such member is not an “affiliate” of the Company and the Membership Interest has been beneficially owned and fully paid for by such Member for at least three (3) years and public information about the Company is available.

12.3 Further Representations. Prior to acquiring a Membership Interest in the Company, each Member has made an investigation of the Company and its business and acknowledges that the Company has made available to each such Member all information with respect thereto which such Member needed to make an informed decision to acquire such Membership Interest in the Company. Each Member represents possessing the experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Member’s investment in the Company as a Member.

ARTICLE XIII

GENERAL MATTERS

13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.

13.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving Member. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

13.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such amendment, alteration or revocation signed by all of the Members.

13.4 Binding Effect. This Agreement shall be binding upon the Members and their respective heirs, personal representatives, successors and assigns.

13.5 Construction; Definitions. Throughout this Agreement the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders, wherever the context so requires. Terms used, but not defined, in any Schedule to this Agreement shall have the meanings assigned to such terms in this Agreement.

13.6 Text To Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

13.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

13.8 Notices. Except as expressly provided otherwise in this Agreement, all notices required or permitted by this Agreement shall be in writing and shall be served either by personal delivery or by certified or registered mail, return receipt requested, addressed as set forth in Exhibit A hereof as to each Member (except that any Member may from time to time give notice in accordance with this provision to the Company changing such Member’s address for that purpose). Such notice shall be effective on the date of personal delivery or on the third day after mailing.

13.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a transferee, upon executing and delivering such documents as required by this Agreement.

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The parties hereto have executed this Agreement as of the date set forth in the Recitals of this Agreement.

COMPANY:

PROCARE ONE NURSES, LLC

By:	/s/ FRANK J. BAUMAN
Name:	Frank J. Bauman
Its:	President

MEMBER:

HORIZON HEALTH CORPORATION

By:	/s/ JAMES W. MCATEE
James W. McAtee, President
1500 Waters Ridge Drive
Lewisville, Texas 75057-6011

Member Interest of Horizon – 100%